Exhibit 2.1
EXECUTION VERSION

STOCK PURCHASE AGREEMENT
dated as of
November 25, 2013
by and among
CyberCoders Holdings, Inc.
(as the Company),
the shareholders of CyberCoders Holdings, Inc.
(as Sellers),
Riordan, Lewis & Haden, Inc.
(as Sellers’ Representative)
and
On Assignment, Inc.
(as Buyer)

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ARTICLE 1	DEFINITIONS	1
1.1	DEFINED TERMS.	1
1.2	OTHER DEFINED TERMS.	10
ARTICLE 2	PURCHASE AND SALE OF PURCHASED SHARES	12
2.1	TRANSFER OF PURCHASED SHARES.	12
2.2	CONSIDERATION FOR PURCHASED SHARES.	12
2.3	PRE-CLOSING DELIVERIES.	12
2.4	ESCROW.	12
2.5	ADJUSTMENTS.	13
2.6	WITHHOLDING.	17
2.7	EARNOUT.	17
2.8	TREATMENT OF OPTION PLAN, OPTIONS AND OTHER EQUITY INTERESTS.	19
ARTICLE 3	CLOSING	20
3.1	TIME AND PLACE OF CLOSING.	20
3.2	DELIVERIES BY SELLERS.	20
3.3	DELIVERIES BY BUYER.	21
ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF EACH SELLER AND THE COMPANY	21
4.1	ORGANIZATION OF THE COMPANY.	21
4.2	CAPITAL STOCK.	22
4.3	AUTHORIZATION.	23
4.4	SUBSIDIARIES.	23
4.5	FINANCIAL STATEMENTS; MINUTE BOOKS.	24
4.6	PROPERTIES AND INSURANCE.	24
4.7	CONTRACTS AND COMMITMENTS.	26
4.8	ABSENCE OF UNDISCLOSED LIABILITIES.	27
4.9	NO CONFLICT OR VIOLATION.	27
4.1	CONSENTS AND APPROVALS.	27
4.11	LITIGATION.	28
4.12	COMPLIANCE WITH LAW: PERMITS AND LICENSES.	28
4.13	NO BROKERS.	28
4.14	INTELLECTUAL PROPERTY AND TECHNOLOGY.	29
4.15	TAXES.	31
4.16	EMPLOYEE BENEFIT PLANS.	33
4.17	ENVIRONMENTAL LIABILITY.	35
4.18	RECEIVABLES.	35
4.19	ABSENCE OF CERTAIN CHANGES OR EVENTS.	36
4.2	LABOR MATTERS.	36
4.21	TRANSACTIONS WITH AFFILIATES.	37
4.22	SUFFICIENCY OF ASSETS.	37

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4.23	NO REGULATORY IMPEDIMENT.	37
4.24	CUSTOMERS.	38
4.25	BANKING RELATIONSHIPS.	38
ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF BUYER	38
5.1	ORGANIZATION OF BUYER.	38
5.2	AUTHORIZATION.	38
5.3	CONSENTS AND APPROVALS.	39
5.4	NO BROKERS.	39
5.5	NO CONFLICT OR VIOLATION.	39
5.6	FINANCIAL ABILITY.	39
5.7	ACQUISITION OF PURCHASED SHARES.	39
5.8	FORM S-8.	40
ARTICLE 6	ACTIONS BY THE COMPANY, SELLERS AND BUYER PRIOR TO THE CLOSING	40
6.1	MAINTENANCE OF BUSINESS.	40
6.2	CERTAIN PROHIBITED TRANSACTIONS.	40
6.3	ACCESS.	42
6.4	REGULATORY APPROVALS.	42
6.5	EFFORTS TO CLOSE.	43
6.6	AGENCIES.	43
6.7	CONSENTS AND WAIVERS OF THIRD PARTIES.	43
6.8	PRECLOSING TRANSACTIONS.	43
6.9	EMPLOYMENT.	43
6.1	SECTION 280G.	44
ARTICLE 7	CONDITIONS TO THE COMPANY’S AND SELLERS’ OBLIGATIONS	44
7.1	REPRESENTATIONS, WARRANTIES AND COVENANTS.	44
7.2	CONSENTS.	45
7.3	NO GOVERNMENTAL ORDERS.	45
7.4	CERTIFICATES.	45
7.5	CORPORATE AUTHORITY.	45
ARTICLE 8	CONDITIONS TO BUYER’S OBLIGATIONS	45
8.1	REPRESENTATIONS, WARRANTIES AND COVENANTS.	45
8.2	CONSENTS.	46
8.3	NO GOVERNMENTAL ORDERS.	46
8.4	CERTIFICATES.	46
8.5	PAYOFF LETTERS; REPAYMENT OF PROMISSORY NOTES.	46
8.6	EMPLOYMENT.	46
8.7	SECTION 280G.	47
ARTICLE 9	ACTIONS BY SELLERS AND BUYER AFTER THE CLOSING	47
9.1	BOOKS AND RECORDS.	47
9.2	FURTHER ASSURANCES.	47
9.3	NONCOMPETITION AND NONSOLICITATION.	48
9.4	POST-CLOSING COOPERATION AND RETENTION OF RECORDS.	49

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9.5	POST-CLOSING D&O INSURANCE.	49
9.6	RESTRICTED STOCK UNITS.	50
ARTICLE 10	INDEMNIFICATION AND MUTUAL RELEASE	50
10.1	INDEMNIFICATION BY SELLER.	50
10.2	INDEMNIFICATION BY BUYER.	52
10.3	COORDINATION WITH TAX INDEMNITY.	52
10.4	INDEMNIFICATION PROCEDURE; THIRD PARTY CLAIMS.	53
10.5	PROCEDURE FOR INDEMNIFICATION – OTHER CLAIMS.	55
10.6	PAYMENT OF AMOUNTS DUE FOR INDEMNIFICATION.	56
10.7	MUTUAL RELEASE.	56
ARTICLE 11	TAXES	58
11.1	TRANSFER TAXES.	58
11.2	INDEMNIFICATION FOR TAXES.	58
11.3	PAYMENTS.	60
11.4	TAX RETURNS.	60
11.5	CONTEST PROVISIONS.	61
11.6	TAX SHARING AGREEMENTS.	63
11.7	ASSISTANCE AND COOPERATION.	63
11.8	RETENTION OF RECORDS.	63
11.9	SELLERS NOT FOREIGN PERSONS.	64
11.1	OTHER.	64
ARTICLE 12	MISCELLANEOUS	65
12.1	TERMINATION.	65
12.2	EFFECT OF TERMINATION.	65
12.3	ASSIGNMENT.	66
12.4	NOTICES.	66
12.5	PRESS RELEASES OR PUBLIC ANNOUNCEMENTS.	67
12.6	ENTIRE AGREEMENT.	67
12.7	COUNTERPARTS.	68
12.8	HEADINGS.	68
12.9	FACSIMILE OR EMAIL SIGNATURES.	68
12.1	DISCLOSURE SCHEDULES.	68
12.11	SELLERS’ REPRESENTATIVE.	68
12.12	INTENTIONALLY OMITTED.	70
12.13	DISCLAIMER OF WARRANTIES.	70
12.14	GOVERNING LAW.	70
12.15	AMENDMENTS, MODIFICATIONS AND WAIVERS.	70
12.16	SEVERABILITY.	70
12.17	EXPENSES.	71
12.18	CONSTRUCTION.	71
12.19	INCORPORATION OF EXHIBITS AND SCHEDULES.	71
12.2	SPECIFIC PERFORMANCE.	71
12.21	DISPUTE RESOLUTION.	71

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iv

LIST OF SCHEDULES

Number	Description
1.1	Working Capital Calculation Example
2.7(a)	Earnout Payment
4.2(a)	Capital Stock
4.2(b)	Seller Ownership of Stock
4.2(d)	Outstanding Indebtedness
4.4	Subsidiaries
4.6(b)	Leases
4.6(c)	Insurance Policies and Bonds
4.6(d)	Encumbrances on Personal Property
4.7(a)	Material Contracts and Commitments
4.7(b)	Invalid Contracts
4.7(d)	Enforceability of Material Contracts
4.8	Undisclosed Liabilities
4.9	No Conflict or Violation
4.10	Consents and Approvals
4.12(a)	Compliance with Law: Permits and Licenses
4.12(b)	Permits
4.14(a)	Intellectual Property and Technology
4.14(a)(1)	Company Intellectual Property
4.14(a)(2)	Company Owned Information Technology
4.14(b)	Intellectual Property and Information Technology
4.15	Taxes
4.16	Employee Benefit Plans
4.16(a)	Company Employee Benefit Plans
4.16(d)	Company Qualified Plans/IRS Favorable Determination
4.16(h)	Additional Compensation or Benefits
4.16(i)	Health and Death Benefits
4.18	Receivables
4.19	Absence of Certain Changes or Events
4.20(a)	Employees
4.20(f)	Independent Contractors, Consultants, Agents or Agency Employees
4.21	Transactions with Affiliates
4.24	Customers
4.25	Banking Relationships
6.2(c)	Material Encumbrances
6.2(f)	Acquisitions or Dispositions of Assets
6.2(o)	Affiliate Transactions
8.5	Indebtedness
9.3(a)	Persons Subject to Non-Compete
9.6	Continuing Employees Receiving Restricted Stock Units

LIST OF EXHIBITS
Exhibit A        List of CyberCoders Holdings, Inc. Shareholders
Exhibit B        Escrow Agreement
Exhibits C-1 ‒ C-3    Employment Agreements
Exhibit D        Form of Restricted Stock Unit Award Agreement

v

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement, dated as of November 25, 2013, is by and among CyberCoders Holdings, Inc., a California corporation (“Company”), the shareholders of CyberCoders Holdings, Inc. as more specifically set forth in the attached Exhibit A (collectively, the “Sellers” and each a “Seller”), Riordan, Lewis & Haden, Inc., a California corporation, as Sellers’ Representative, and On Assignment, Inc., a Delaware corporation (“Buyer”).
RECITALS
A.    Sellers collectively own all of the issued and outstanding capital stock (the “Stock”) of the Company.
B.    The Company, together with its Subsidiary, is engaged in the business of matching candidates and position openings for full time permanent or full time interim employment in the United States and Canada and providing professional recruiting, staffing and placement services (including contingent searches to fill permanent and temporary position openings) (the “Business”).
C.    Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the outstanding shares of Common Stock, no par value, and Series A Convertible Preferred Stock, no par value, of the Company (“Purchased Shares”), subject to the terms and conditions of this Agreement, for aggregate consideration of up to $105,000,000 (including the maximum Earnout Amounts payable to Sellers pursuant to Section 2.7, and excluding the value of restricted stock units of Buyer to be granted to executives and employees of the Company pursuant to Section 9.6).
D.    Concurrently with the execution and delivery of this Agreement, Buyer is entering into employment agreements (the “Employment Agreements”) with each of Heidi Golledge, Matt Miller and Shane Lamb (the “Key Employees”) in the forms attached hereto as Exhibits C-1-C-3, which Employment Agreements will become effective as of the Closing.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS

1.1	DEFINED TERMS.

As used herein, the terms below shall have the following meanings:
“2014 Earnout Amount” shall mean an amount (not to be less than zero) equal to the lesser of:
(a)    $5,000,000; and
(b)    five (5) times the amount, if any, by which (i) 2014 Earnout EBITDA exceeds (ii) $15,000,000.
“2015 Earnout Amount” shall mean an amount (not to be less than zero) equal to the lesser of:
(a)    $11,000,000 minus the 2014 Earnout Amount; and
(b)    five (5) times the amount, if any, by which (i) 2015 Earnout EBITDA exceeds (ii) $15,000,000.
“2014 Earnout EBITDA” shall mean 20% of the Permanent Placement Fee Revenue generated by the Company and its Subsidiary during the 2014 Earnout Period, including both Permanent Placement Fee Revenue generated by leads from the Company or its Subsidiary, as well as from additional leads originating from Buyer business units but solely fulfilled by Company personnel.
“2015 Earnout EBITDA” shall mean 20% of the Permanent Placement Fee Revenue generated by the Company and its Subsidiary during the 2015 Earnout Period, including both Permanent Placement Fee Revenue generated by leads from the Company or its Subsidiary, as well as from additional leads originating from Buyer business units but solely fulfilled by Company personnel.
“2014 Earnout Period” shall mean the fiscal year ended December 31, 2014.
“2015 Earnout Period” shall mean the fiscal year ended December 31, 2015.
“Acceleration Amount” has the meaning given in Section 2.7(d) of this Agreement.
“Affiliate” means a Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person specified. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to (i) vote 50% or more of the voting securities or interests of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” means this Stock Purchase Agreement, together with all schedules (including the Disclosure Schedules) and exhibits referenced herein.
“Applicable Requirements” means and includes, as of the time of reference, all of the following: (i) all contractual obligations of the Company or any commitment or other contractual obligation relating to the Company’s Business, (ii) all Laws applicable to the Company, (iii) all other applicable requirements and guidelines of each governmental agency, board, commission, instrumentality and other governmental or quasi-governmental body or office having jurisdiction, including, without limitation, those of any investor and any Insurer and (iv) all other applicable judicial and administrative judgments, orders, stipulations, awards, writs and injunctions.
“Business Day” means any day except a Saturday or Sunday or other day on which commercial banks in Los Angeles, California are required or authorized by law or executive order to close.
“Buyer Common Stock” means the common stock, $0.01 par value per share, of Buyer.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 46 United States Code Section 96.1 et seq., as amended.
“Change of Control Payments” means all amounts payable to any Person by the Company or its Subsidiary, whether immediately or in the future, in connection with the transactions contemplated by this Agreement, including any Taxes associated therewith.
“Closing Date” means the date on which the Closing shall occur, which shall be the third (3rd) Business Day after the date on which the last to be satisfied or waived of the Closing conditions set forth in Articles 7 and 8 (other than Closing conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) shall be satisfied or waived in accordance with the terms of this Agreement.
“Closing Date Tax Amounts” means the net amount reflected on the Closing Date Balance Sheet or any other determination date, relating to federal, state, local or foreign income or franchise Taxes, or Taxes measured by or based on net income (for the avoidance of doubt, such amounts shall include, without limitation, any deferred tax assets and deferred tax liabilities), of the Company.
“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.
“Company Employee Benefit Plan” means any Employee Benefit Plan (i) that has been established or is maintained or sponsored by the Company or its Subsidiary, to which the Company or its Subsidiary contributes or is required to contribute, into which the Company or its Subsidiary has entered, or under which either the Company or its Subsidiary has any obligation or liability (whether actual or contingent) or (ii) that has been established or is maintained or sponsored by an ERISA Affiliate of the Company or its Subsidiary, to which such ERISA Affiliate has contributed or is required to contribute, into which such ERISA Affiliate has entered or under which such ERISA Affiliate has any obligation or liability (whether actual or contingent), in each case, for the benefit of any active, retired or former employee, director or consultant of the Company or its Subsidiary (or the beneficiaries or other dependents thereof).
“Company Qualified Plan” means any Company Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code.
“Company Transaction Expenses” means (a) all costs, fees and expenses payable to third parties (including all fees and disbursements of counsel, investment banks, financial advisors and accountants), that have been paid by the Company on or before the Closing or for which the Company or its Subsidiary will be liable after the Closing in connection with the sale of the Company, the negotiation and preparation of this Agreement, the Related Documents, and the other documents required to effectuate the Closing, and the performance of this Agreement and the transactions contemplated by this Agreement, and (b) all Change of Control Payments.
“Continuing Employees” means any employee of the Company or its Subsidiary on the Closing Date.
“Contracts” means agreements, contracts, commitments and undertakings, written or oral.
“Disclosure Schedules” means the schedules attached hereto and delivered by Sellers to Buyer as of the date hereof. Information disclosed in any section of the Disclosure Schedule shall be deemed to be disclosed with respect to other sections of this Agreement or the Disclosure Schedule to the extent such disclosure would be reasonably apparent in the light of the substance of the disclosure made or to the extent there is a specific cross reference.
“Earnout Amount” shall mean either the 2014 Earnout Amount or the 2015 Earnout Amount, as the case may be.
“Earnout EBITDA” shall mean either the 2014 Earnout EBITDA or the 2015 Earnout EBITDA, as the case may be.
“Earnout Period” shall mean either the 2014 Earnout Period or the 2015 Earnout Period, as the case may be.

“Employee Benefit Plan” means any (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) stock option, stock purchase, restricted stock, equity compensation, equity-linked compensation, phantom equity, deferred compensation, bonus, incentive compensation, fringe benefit, sick leave, vacation, paid or unpaid leave, profit sharing, pension, retirement, deferred compensation, medical, life, disability, accident, salary continuation, retention, transaction, supplemental retirement, severance, termination pay, change-of-control, gross-up, equalization, unemployment benefit, and other compensation and/or benefit plan, program, arrangements, agreement, policy or commitment (whether or not insured), and/or (iii) employment or consulting agreement or arrangement, and any trust, escrow, insurance or other funding arrangement related to any of the foregoing.
“Encumbrances” means any lien, charge, adverse right, claim, mortgage, security interest or encumbrance in favor of any party.
“Environmental Laws” means all federal, state, district, and local Laws, and all rules or regulations promulgated thereunder, applicable to the Company relating to pollution, the protection of the environment or human health or relating to the release, threatened release or handling of any hazardous, toxic, radioactive or dangerous materials or other materials regulated under any Environmental Law. Environmental Laws shall include without limitation CERCLA, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any state or other governmental authority.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” with respect to any Person, means any trade or business that is a member of the same controlled group of corporations as such Person, within the meaning of Section 414(b) of the Code, that is under common control with such Person, within the meaning of Section 414(c) of the Code, that is a member of the same affiliated service group as such Person, within the meaning of Section 414(m) of the Code, or that is otherwise required to be aggregated with such Person pursuant to Section 414(o) of the Code.
“Escrow Account” has the meaning set forth in the Escrow Agreement.
“Escrow Agent” means Merrill Lynch or such other escrow agent as is mutually agreeable to Buyer and the Sellers’ Representative.

“Escrow Agreement” means the escrow agreement entered into on the Closing Date among the Sellers’ Representative, Buyer and the Escrow Agent substantially in the form of Exhibit B attached hereto.
“Escrow Amount” has the meaning given in Section 2.2 of this Agreement.
“Escrow Release Date” means March 15, 2015.
“Estimated Purchase Price” means an amount in cash equal to the Purchase Price, (A) either (i) MINUS the amount by which Target Working Capital is greater than Estimated Closing Date Working Capital on the Estimated Closing Statement, or (ii) PLUS the amount by which the Estimated Closing Date Working Capital on the Estimated Closing Statement exceeds Target Working Capital, (B) either (a) minus the Estimated Closing Date Net Indebtedness, or (b) plus the Estimated Closing Date Net Cash, and (C) minus all Company Transaction Expenses incurred on or before the Closing Date and payable by the Company or its Subsidiary.
“Final Purchase Price” means the Estimated Purchase Price as finally determined by Section 2.2 of this Agreement.
“Future Sale of the Business” means (a) any merger or consolidation of the Company with or into any other entity or Person, or any other corporate reorganization, in which the Buyer owns, directly or indirectly, less than fifty percent (50%) of the voting power or equity interests of the surviving entity immediately after such merger, consolidation or reorganization; (b) any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company’s voting power or equity interests are transferred to any Person other than Buyer or its Subsidiaries; or (c) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company in a single transaction or series of related transactions, except where such sale, lease, transfer, exclusive license or other disposition is to Buyer or its Subsidiaries (including the Company’s Subsidiary).
“GAAP” means generally accepted accounting principles in the United States which, unless otherwise indicated, are applied on a consistent basis with prior historical practice.
“Hazardous Materials” means any materials or wastes, defined, listed, classified or regulated as hazardous, toxic, a pollutant, a contaminant or dangerous in or under any Environmental Laws, including without limitation, petroleum, petroleum products, friable asbestos, molds, urea formaldehyde, radioactive materials and polychlorinated biphenyls.
“Indebtedness” means, as of any date, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums or similar breakage costs payable as a result of the consummation of the transactions contemplated by this Agreement) arising under any obligations of the Company or any of its Subsidiaries consisting of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (other than trade payables and accrued expenses arising in the Ordinary Course of Business), (ii) indebtedness evidenced by any note, bond, debenture, debt security or other instrument, (iii) any capital lease, conditional sale, earn out or other arrangement for the deferred purchase price of any property, (iv) letters of credit, banker’s acceptances or similar credit transactions, (v) any obligation properly classified as indebtedness or debt under GAAP, and (vi) any indebtedness or obligation of any other Person, whether as guarantor, obligor or otherwise.
“Information Technology” means (i) computer software, including application software, compilers and tool kits in object (or executable) code and/or (human readable) source code, and related documentation; (ii) proprietary computer programming languages and related documentation and materials; (iii) data feeds and databases; and (iv) computer hardware and operating systems.
“Insurance Contract” means any of the insurance policies, Contracts of insurance or reinsurance, policy endorsements and certificates of insurance pertaining to the insurance products or coverages of which the Company or its Subsidiary is a named beneficiary.
“Insurer” means a Person who provides (i) standard hazard insurance, flood insurance, earthquake insurance or title insurance with respect to the Company or its Subsidiary or their assets, or (ii) provides any fidelity bond, direct surety bond, letter of credit, other credit enhancement instrument or errors and omissions policy.
“Intellectual Property” means (i) patents and patent applications, including reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations of such patents and patent applications; (ii) registered and unregistered trademarks, service marks, trade dress, logos, trade names and corporate names, or other identifying marks, indicators or labels, together with the goodwill associated with them and applications for, and renewals of, each of them; (iii) registered and unregistered copyrights and applications for, and renewals of, copyrights; (iv) trade secrets; and (vi) Internet domain names and Web site content.
“Knowledge of the Company” means the actual knowledge of Heidi Golledge, Matt Miller, Shane Lamb or Paul DiNunzio, including facts and circumstances of which such Persons would reasonably be expected to have actual knowledge, but shall not be deemed to require such Persons’ inquiry of third parties.
“Law” means any order, writ, injunction, decree, judgment, ruling, law, decision, opinion, statute, rule or regulation of any governmental, judicial, legislative, executive, administrative or regulatory authority of the United States, or of any state, local or foreign government or any subdivision thereof, or of any governmental agency including, without limitation, any federal, state or local fair lending laws.
“Litigation” means any action, suit, proceeding, claim, administrative or regulatory action, governmental investigation or arbitration proceeding.
“Losses” means, in respect of any obligation to indemnify any Person pursuant to the terms of this Agreement, on a dollar for dollar basis any and all losses, costs, damages (including direct damages), indemnities, liabilities, obligations, judgments, settlements, awards, deficiencies, offsets, fines and penalties (together, “Damages”), including reasonable out-of-pocket costs, expenses and attorneys’ fees relating to Damages or to any proceedings, counterclaims or defenses that could reasonably result in incurring or avoiding Damages (including any such reasonable out-of-pocket costs, expenses and attorneys’ fees incurred in enforcing such right of indemnification against any indemnitor or with respect to any appeal), but shall not include (i) any such amounts to the extent the Company had recorded a reserve or allowance reserve in the Closing Date Balance Sheet to protect against the type of Loss giving rise to a claim for indemnification under Section 10.1; (ii) any diminution in value; or (iii) consequential damages (to the extent not constituting direct damages), loss of profits and punitive or other exemplary damages, except to the extent that such damages have been judicially awarded to a third party against an indemnified Person.
“Material Adverse Effect” shall mean, with respect to Company any event, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, condition (financial or otherwise) or results of operations of Company or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Company to timely consummate the transactions contemplated hereby or to perform its agreements or covenants; provided, that in the case of clause (i) only, a “Material Adverse Effect” shall not be deemed to include events, developments, changes or effects to the extent resulting from (A) changes in economic, regulatory, market or political conditions, including without limitation in the financial, banking or securities markets (including any disruption thereof), in each case generally affecting other companies in the business of providing permanent or interim employment placement services, (B) the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (C) changes in GAAP, or (D) the execution, delivery or performance of this Agreement, including the consummation of the transactions contemplated hereby, or the announcement thereof; except, with respect to clauses (A), (B), and (C) , to the extent that the effects of such change disproportionately affect Company and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which Company operates.

“Net Cash” means the amount, if any, by which cash held by the Company and its Subsidiary as of the Closing Date exceeds Indebtedness of the Company and its Subsidiary as of the Closing Date.
“Net Indebtedness” means the aggregate amount, if any, by which Indebtedness of the Company and its Subsidiary as of the Closing Date exceeds the amount of cash held by the Company and its Subsidiary as of the Closing Date.
“Option Plan” means the First Amended and Restated CyberCoders Holdings, Inc. 2007 Stock Plan, as amended.
“Options” means the options to purchase capital stock of the Company issued pursuant to and in accordance with the Option Plan.
“Ordinary Course of Business” means the ordinary course of business consistent with the Company’s past custom and practice.
“Parachute Payment Waiver,” with respect to any Person, means a written agreement waiving such Person’s right to receive any “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) solely to the extent required to avoid the imposition of any tax imposed by operation of Section 280G of the Code (including under Section 4999 of the Code) unless approved by the stockholders of the Company in a manner that satisfies the requirements of Section 280G(b)(5)(B) of the Code and Treas. Reg 1.280G-1 Q&A 7.
“Permanent Placement Fee Revenue” means revenue generated from the placement of individuals in positions of direct employment at a client for an indefinite period of time (i.e., no established employment termination date), where the amount of the fee earned by the Company or its Subsidiary for such placement is independent of (a) the duration of such individual’s employment by the client and (b) the number of hours worked by such individual for such client. The determination of whether fees constitute Permanent Placement Fee Revenue shall not depend on whether the fee is earned under a contingent fee arrangement, a retained search arrangement, or a hybrid of the foregoing, and shall not depend on whether the Company categorizes the revenue as “perm fees” or “RPO fees” for internal accounting purposes. Such revenue shall be measured in accordance with GAAP and with Buyer’s historical revenue recognition practices for permanent placement revenue.
“Permits” means all licenses, permits, franchises, orders, consents, approvals, registrations, authorizations, qualifications, certificates and filings with and under all federal, state, local or foreign laws and governmental or regulatory bodies and all industry or other nongovernmental self-regulatory organizations.

“Person” means an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a limited liability entity, a government or any department or agency thereof or any other entity.
“Purchase Price” means an amount in cash equal to $94,000,000.
“Related Documents” means the Escrow Agreement and any other agreements, certificates and instruments as amended from time to time, to be executed and delivered in connection with this Agreement.
“Section 280G” means Section 280G of the Code and the regulations promulgated thereunder.
“Section 280G Approval” has the meaning given in Section 6.10(b) of this Agreement.
“Section 280G Vote Materials” has the meaning given in Section 6.10(b) of this Agreement.
“Securities Laws” means the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.
“Sellers’ Representative” means Riordan, Lewis & Haden, Inc., a California corporation, or any individual appointed as Sellers’ Representative in its stead pursuant to Section 12.11 hereof.
“Straddle Period” means any taxable year or period beginning before and ending after the Closing Date.
“Subsidiary” means an entity as to which Person owns directly or indirectly 50% or more of the voting power or other similar interest.
“Target Working Capital” means $2,808,000.
“Tax” or “Taxes” means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, custom duty, transfer, documentary or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax.

“Tax Return” means any return, report, declaration, form, claim for refund, or information return or statement relating to Taxes, including estimated tax returns, income tax returns, information returns, withholding returns, employment tax returns, and any schedule or attachment thereto or any amendment thereto.
“Treasury Regulations” means the regulations promulgated under the Code.
“Working Capital” means, as at any date of determination, (i) the sum of the balance sheet line items captioned Trade Receivables net of allowance for doubtful accounts, Employee Advances, and Prepaid Expenses and other current assets less (ii) the sum of the balance sheet line items captioned Accounts Payable, Accrued Expenses, and Deferred Revenue and other current liabilities. Such calculation shall exclude (A) cash and cash equivalents, (B) Closing Date Tax Amounts, (C) Company Transaction Expenses and Change of Control Payments, and (D) any Indebtedness which might otherwise be included in clause (ii) above. The line items included in the calculation shall be computed for the Company and its Subsidiary taken together on a consolidated basis (excluding, for the avoidance of doubt, CareerBliss, Inc.), all in accordance with GAAP consistent with the preparation of the audited balance sheet included in the Year End Financial Statements, except for the exclusion of CareerBliss, Inc. from the consolidated balance sheet; provided that in the event of a conflict between GAAP and the preparation of the audited balance sheet included in the Year End Financial Statements, GAAP shall control except to the extent of any GAAP departure explicitly referenced in the auditor’s opinion letter included with such Year End Financial Statements. For purposes of illustration only, Schedule 1.1 sets forth an example of the calculation of Working Capital.

1.2	OTHER DEFINED TERMS.
The following terms shall have the meanings defined for such terms in the Sections set forth below:

TERM	SECTION
2012 CC-Only Statements	ss. 4.5
Acceleration Amount	ss. 2.7(d)
Accountant	ss. 2.5(c)(ii)
Action	ss. 12.21(e)
Basket	ss. 10.1(b)
Breach Matter	ss. 11.5(c)
Business	Recital B
Business Client	ss. 9.3(b)
Buyer	Preamble
Buyer 8-K	ss. 12.5
Buyer Indemnification Claims	ss. 2.4
Buyer Indemnified Parties	ss. 10.1(a)

Buyer Released Persons	ss. 10.7(a)
Buyer Releasing Person	ss. 10.7(b)
Cap	ss. 10.1(b)
Claim Response	ss. 10.5
Closing	ss. 3.1
Closing Date Balance Sheet	ss. 2.5(b)
Closing Date Company Transaction Expenses	ss. 2.5(b)
Closing Date Net Cash	ss. 2.5(b)
Closing Date Net Indebtedness	ss. 2.5(b)
Closing Date Working Capital	ss. 2.5(b)
Company	Preamble
Company Information Technology	ss. 4.14(a)(2)
Company Intellectual Property	ss. 4.14(a)(1)
Company Owned Information Technology	ss. 4.14(a)(2)
Company Owned Intellectual Property	ss. 4.14(a)(1)
Court	ss. 12.21(a)
Current D&O Insurance	ss. 9.5
Decision	ss. 12.21(e)
Deficit	ss. 2.5(d)(v)
Earnout Objection Notice	ss. 2.7(b)(i)
Employment Agreements	Recital D
Escrow Amount	ss. 2.2(i)
Estimated Closing Date Company Transaction Expense	ss. 2.5(a)
Estimated Closing Date Net Cash	ss. 2.5(a)
Estimated Closing Date Net Indebtedness	ss. 2.5(a)
Estimated Closing Date Working Capital	ss. 2.5(a)
Estimated Closing Statement	ss. 2.5(a)
Financial Statements	ss. 4.5
Fixed Asset Register	ss. 4.6(d)
Individual Reps	Article IV Introduction
Interest Rate	ss. 2.5(d)(vi)
Interim Financial Statements	ss. 4.5
Interim Financial Statement Date	ss. 4.5
Key Employees	Recital D
Leases	ss. 4.6(b)
Material Contracts	ss. 4.7(a)
Maximum Premium	ss. 9.5
Notice Period	ss. 12.21(a)
Notice of Objection	ss. 2.5(c)(i)
Policies	ss. 4.6(c)
Purchased Shares	Recital C
Purchase Price Adjustment Amount	ss. 2.4(a)
Reference Notice	ss. 12.21(a)
Reporting Tail Endorsement	ss. 9.5
Reps	Article IV Introduction
RSU Pool	ss. 9.6(a)

Section 280G Approval	ss. 6.10(b)
Section 280G Vote Materials	ss. 6.10(b)
Seller or Sellers	Preamble
Seller Indemnified Parties	ss. 10.2(a)
Seller Released Persons	ss. 10.7(b)
Seller Releasing Person	ss. 10.7(a)
Statement	ss. 2.5(b)
Stock	Recital A
Surplus	ss. 2.5(d)(v)
Tax Package	ss. 11.4(e)
Tax Proceeding	ss. 11.5(a)
Voluntary Segregated Amount	ss. 2.2(ii)
WARN Act	ss. 4.20(e)
Year End Financial Statements	ss. 4.5

ARTICLE 2
PURCHASE AND SALE OF PURCHASED SHARES

2.1	TRANSFER OF PURCHASED SHARES.
Upon the terms and subject to the conditions contained herein, at the Closing, Sellers will sell, transfer and convey to Buyer, and Buyer will purchase from Sellers, the Purchased Shares free and clear of all Encumbrances. The respective number of Purchased Shares to be sold by each Seller hereunder is set forth in Exhibit A attached hereto.

2.2	CONSIDERATION FOR PURCHASED SHARES.
The consideration for the Purchased Shares shall be the Estimated Purchase Price as adjusted pursuant to the provisions of Section 2.5 of this Agreement. On the Closing Date, in accordance with Section 3.3 of this Agreement, Buyer shall pay the Estimated Purchase Price as follows:
(i)    An amount in cash equal to the sum of (A) 6% of the Estimated Purchase Price and (B) $500,000 shall be paid to the Escrow Agent in accordance with the Escrow Agreement at Closing (such amount shall be referred to as the “Escrow Amount”);
(ii)     An amount equal to $2,000,000 (the “Voluntary Segregated Amount”) shall be paid to an account or accounts designated by the Sellers’ Representative.
(iii)    an amount equal to (A) the Estimated Purchase Price, minus (B) the sum of the Escrow Amount and the Voluntary Segregated Amount, shall be paid to the Sellers, pro rata among them based on the respective number of Purchased Shares sold by such Seller (which pro rata percentages are set forth in Exhibit A) by wire transfer of immediately available funds to accounts to be designated by the Sellers pursuant to the provisions of Section 2.3 of this Agreement.

2.3	PRE-CLOSING DELIVERIES.
At least three (3) Business Days prior to the Closing Date, Sellers shall deliver the following to Buyer: (i) the wire instructions designating the accounts to which to wire the Voluntary Segregated Amount and each Seller’s portion of the Estimated Purchase Price and (ii) the Estimated Closing Statement as more specifically set forth in Section 2.5(a) of this Agreement.

2.4	ESCROW.
(a)    On the Closing Date, Buyer shall cause to be delivered to Escrow Agent the Escrow Amount. The Escrow Amount shall be held for the express purposes of (i) providing a fund from which to pay any Purchase Price adjustment amounts of up to $500,000 required to be paid to Buyer pursuant to Section 2.5 of this Agreement (the “Purchase Price Adjustment Amount”), and (ii) serving as a source for the satisfaction of claims by the Buyer Indemnified Parties for Losses suffered or incurred by them and for which they are entitled to recover pursuant to Article 10 hereof (the “Buyer Indemnification Claims”). In no event may the Purchase Price Adjustment Amount be used for any Buyer Indemnification Claims. The Escrow Amount will be released from the Escrow Account in accordance with the terms of the Escrow Agreement and Section 2.5 of this Agreement. In the event any portion of the Purchase Price Adjustment Amount is not required to be paid pursuant to Section 2.5 of this Agreement, such remaining portion of the Purchase Price Adjustment Amount shall be disbursed immediately to Sellers pursuant to Section 2.5. Subject to the provisions of this Agreement and the Escrow Agreement, the Escrow Agent shall release on the Escrow Release Date any remaining funds held in the Escrow Account, less any amounts reserved for payment in connection with any Buyer Indemnification Claims.
(b)    Any Escrow Amount retained for Buyer Indemnification Claims asserted by any Buyer Indemnified Party prior to the Escrow Release Date but which are not yet resolved shall remain in the escrow until released in accordance with the terms of the Escrow Agreement.
(c)    For avoidance of doubt, any disputes regarding the amounts to be reserved in the escrow in connection with any Buyer Indemnification Claim shall be subject to the provisions set forth in Section 12.21.

2.5	ADJUSTMENTS.
(a)    The Company will deliver to Buyer at least three (3) Business Days prior to the Closing Date a certificate executed by an officer of the Company (the “Estimated Closing Statement”) presenting the Company’s good-faith estimate of (i) the unaudited balance sheet for the Company as of the Closing, (ii) the Working Capital as of the Closing (the “Estimated Closing Date Working Capital”), (iii) the Net Indebtedness as of the Closing, if any, (the “Estimated Closing Date Net Indebtedness”), (iv) the Net Cash as of the Closing, if any, (the “Estimated Closing Date Net Cash), and (v) the Company Transaction Expenses incurred on or before the Closing Date and payable by the Company or its Subsidiary (the “Estimated Closing Date Company Transaction Expenses”). The Estimated Closing Statement shall be accompanied by reasonable supporting documentation. Buyer shall have the right to review the Estimated Closing Statement and such supporting documentation or data of the Company prior to Closing as Buyer may reasonably request. If Buyer does not agree with the Estimated Closing Statement, the Company and Buyer shall negotiate in good faith prior to Closing to mutually agree on an acceptable Estimated Closing Statement, and the Company shall consider in good faith any proposed comments or changes that Buyer may reasonably suggest; provided, however, that the failure to include in the Estimated Closing Statement any changes proposed by Buyer, or the acceptance by Buyer of the Estimated Closing Statement, or the consummation of the Closing, shall not limit or otherwise affect Buyer’s remedies under this Agreement, including Buyer’s right to include such changes or other changes in the Closing Date Balance Sheet or the Statement, or constitute an acknowledgment by Buyer of the accuracy of the Estimated Closing Statement.
(b)    Not more than ninety (90) days after the Closing Date, Buyer shall deliver to the Sellers’ Representative an unaudited balance sheet for the Company and its Subsidiary as of the Closing (the “Closing Date Balance Sheet”) and a statement (the “Statement”) setting forth the calculation of the Working Capital as of the Closing (the “Closing Date Working Capital”), Company Transaction Expenses incurred on or before the Closing Date and payable by the Company or its Subsidiary (the “Closing Date Company Transaction Expenses”), the Net Indebtedness as of the Closing, if any (the “Closing Date Net Indebtedness”), and the Net Cash as of the Closing, if any (the “Closing Date Net Cash”).
(c)    (i)    Unless the Sellers’ Representative notifies Buyer in writing within thirty (30) days after Buyer’s delivery of the Statement of any objection to the calculation of the Closing Date Working Capital, Closing Date Company Transaction Expenses, Closing Date Net Indebtedness or Closing Date Net Cash (the “Notice of Objection”), the Statement shall become final and binding. During such 30-day period, the Sellers’ Representative and Buyer will make available for review by each other its respective books, records, work papers and other documents and information relating to the Closing Date Balance Sheet as may be reasonably requested by Buyer or the Sellers’ Representative. Any Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein.
(ii)    If the Sellers’ Representative provides the Notice of Objection to Buyer within such 30-day period, the Sellers’ Representative and Buyer shall, during the 30-day period following Buyer’s receipt of the Notice of Objection, attempt in good faith to resolve the Sellers’

Representative’s objections. If the Sellers’ Representative and Buyer are unable to resolve all such objections within such 30-day period, the matters remaining in dispute shall be submitted to a nationally recognized public accounting firm mutually agreed upon by the Sellers’ Representative and Buyer and, if the Sellers’ Representative and Buyer are unable to so agree within ten (10) days after the end of such 30-day period, then the accounting firm that the Sellers’ Representative desired to resolve such dispute and the accounting firm that Buyer desired to resolve such dispute shall mutually select a different nationally recognized public accounting firm (such selected firm being the “Accountant”) to resolve the dispute. After the end of the aforesaid 30-day period, neither Sellers’ Representative nor Buyer may introduce additional disagreements or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by all parties and will be final and binding upon the parties. If any dispute is submitted to the Accountant, each party will furnish to the Accountant such work papers and other documents and information relating to the disputed issues as the Accountant may request and are available to that party or its independent accountants (including information of the Company and its Subsidiary) and each party shall be afforded the opportunity to present the Accountant material relating to the determination and to discuss the determination with the Accountant. The Accountant shall act as an expert and not as an arbitrator and shall resolve matters in dispute and adjust and establish any disputed Statement amount to reflect such resolution. It is the intent of Buyer and the Sellers’ Representative that the process set forth in this Section 2.5(c) and the activities of the Accountant in connection herewith are not intended to be and, in fact, are not arbitration and that no formal arbitration rules shall be followed (including rules with respect to procedures and discovery). Notwithstanding anything to the contrary in this Agreement, the scope of the Accountant’s review of any dispute between Buyer and the Sellers’ Representative regarding the Statement and/or the calculation of the Closing Date Working Capital, Closing Date Company Transaction Expenses, Closing Date Net Indebtedness or Closing Date Net Cash pursuant to this Section 2.5(c) shall be limited solely to the resolution of the objections to the calculation of the Closing Date Working Capital, Closing Date Company Transaction Expenses, Closing Date Net Indebtedness or Closing Date Net Cash that are set forth in the Notice of Objection, and the Accountant shall have no authority over any other disagreement (including but not limited to questions of Law, interpretation of contract, and fraud). The parties shall instruct the Accountant to render its reasoned written decision as promptly as practicable but in no event later than sixty (60) days after its selection. The resolution of disputed items by the Accountant shall be final and binding, and the determination of the Accountant shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. The fees and expenses of the Accountant shall be borne by Buyer, on the one hand, and the Sellers, on the other hand, based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if closing accounts receivable is the only disputed item, and Buyer claims that closing accounts receivable is $1,000, and the Sellers’ Representative contests only $500 of the amount claimed by Buyer, and if the Accountant ultimately resolves the dispute by awarding the Sellers’ Representative $300 of the $500 contested, then the costs and expenses of Accountant will be allocated 60% (i.e., 300 ÷ 500) to Buyer and 40% (i.e., 200 ÷ 500) to Seller’s Representative.
(d)    Within five (5) Business Days after the Statement has become final and binding in accordance with this Section 2.5:
(i)    The Estimated Purchase Price shall be increased, on a dollar for dollar basis, by the amount (if any) by which the Closing Date Working Capital (as finally determined pursuant to Section 2.5(c)) is more than the Estimated Closing Date Working Capital, or decreased, on a dollar for dollar basis, by the amount (if any) by which the Estimated Closing Date Working Capital is more than the Closing Date Working Capital (as finally determined pursuant to Section 2.5(c)).
(ii)    The Estimated Purchase Price shall be decreased, on a dollar for dollar basis, by the amount (if any) by which the Closing Date Company Transaction Expenses (as finally determined pursuant to Section 2.5(c)) is more than the Estimated Closing Date Company Transaction Expenses, or increased, on a dollar for dollar basis, by the amount (if any) by which the Estimated Closing Date Company Transaction Expenses is more than the Closing Date Company Transaction Expenses (as finally determined pursuant to Section 2.5(c)).
(iii)    The Estimated Purchase Price shall be decreased, on a dollar for dollar basis, by the amount (if any) by which the Closing Date Net Indebtedness (as finally determined pursuant to Section 2.5(c)) is more than the Estimated Closing Date Net Indebtedness, or increased, on a dollar for dollar basis, by the amount (if any) by which the Estimated Closing Date Net Indebtedness is more than the Closing Date Net Indebtedness (as finally determined pursuant to Section 2.5(c)).
(iv)    The Estimated Purchase Price shall be increased, on a dollar for dollar basis, by the amount (if any) by which the Closing Date Net Cash (as finally determined pursuant to Section 2.5(c)) is more than the Estimated Closing Date Net Cash, or decreased, on a dollar for dollar basis, by the amount (if any) by which the Estimated Closing Date Net Cash is more than the Closing Date Net Cash (as finally determined pursuant to Section 2.5(c)).
(v)    Without duplication, all increases or decreases set forth in Section 2.5(d)(i)-(iv) above shall be aggregated and the Estimated Purchase Price shall be increased (the amount of such increase, the “Surplus”) or decreased (the amount of such decrease, the “Deficit”), as the case may be. If the adjustment provisions of this Section 2.5(d) result in a Surplus, then Buyer shall pay to the Sellers an aggregate amount in cash equal to the lesser of (A) the Surplus plus an amount equal to the Interest Rate multiplied by the Surplus and (B) the Purchase Price Adjustment Amount, and the Purchase Price Adjustment Amount shall be immediately distributed from the

Escrow Account to the Sellers pursuant to Section 2.5(d)(viii). If the adjustment provisions of this Section 2.5(d) result in a Deficit, then Buyer shall be entitled to receive an amount in cash equal to the Deficit plus an amount equal to the Interest Rate multiplied by the Deficit from the Sellers payable first from the Escrow Account up to the Purchase Price Adjustment Amount and in the event the Deficit plus such interest amount exceeds the Purchase Price Adjustment Amount, then Buyer shall be entitled to recover such shortfall amount directly from Sellers. If any portion of the Purchase Price Adjustment Amount remains in the Escrow Account after payment of the Deficit to Buyer pursuant to the preceding sentence, such remaining portion of the Purchase Price Adjustment Amount shall be immediately distributed from the Escrow Account to the Sellers pursuant to Section 2.5(d)(viii).
(vi)    For purposes hereof, “Interest Rate” means the prime rate of interest in effect at such time (as published in the Wall Street Journal), calculated on the basis of the number of days elapsed over 360, from the Closing Date to the date of payment.
(vii)    Any payments owed to the Sellers by Buyer under this Section 2.5 shall be deposited in an account or accounts designated by the Sellers’ Representative. Any payments owed to Buyer by the Sellers under this Section 2.5 shall be deposited in an account or accounts designated by Buyer.
(viii)    All amounts paid to Sellers under this Section 2.5 shall be allocated among them in accordance with the pro rata percentages set forth in Exhibit A (as may be amended from time to time at the direction of Sellers’ Representative based upon written agreement of the Sellers) or as the Sellers’ Representative may otherwise direct.
(ix)     All amounts paid to Buyer under this Section 2.5 shall be allocated among Sellers or their assignees in accordance with the pro rata percentages set forth in Exhibit A.
(e)    Treatment. Any amounts paid pursuant to the provisions of this Section 2.5 shall be deemed to be and treated, to the extent permitted by Law, as an adjustment to the Purchase Price.

2.6	WITHHOLDING.
Each of Buyer and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Sellers or any other Person such amounts as Buyer or the Escrow Agent, as the case may be, is required to deduct and withhold under the Code, or other applicable Tax law, with respect to the making of such payment. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

2.7	EARNOUT.
(a)    Earnout Payment. In addition to the consideration payable to Sellers pursuant to Sections 2.2 and 2.5 hereof, Sellers shall be entitled to receive an amount in cash equal to the Earnout Amount for the corresponding Earnout Period allocated among them in accordance with the pro rata percentages set forth in Exhibit A (as may be amended from time to time at the direction of Sellers’ Representative based upon written agreement of the Sellers) or as the Sellers’ Representative may otherwise direct. Schedule 2.7(a) sets forth sample calculations of the Earnout Amounts for illustrative purposes only.
(b)    Time for Determination.
(i)    Within 60 days following the completion of the audited financial statements of Buyer for each of the Earnout Periods, Buyer shall determine the Earnout EBITDA for such Earnout Period (the “Applicable Earnout EBITDA”) and deliver to the Sellers’ Representative a copy of such computation. Unless the Sellers’ Representative notifies Buyer in writing within thirty (30) days after Buyer’s delivery of such computation of any objection to the determination of the Applicable Earnout EBITDA (an “Earnout Objection Notice”), such computation of the Applicable Earnout EBITDA shall become final and binding. During such 30-day period, Buyer will make available for review by the Sellers’ Representative its books, records, work papers and other documents and information relating to the computation of the Applicable Earnout EBITDA as may be reasonably requested by the Sellers’ Representative. Any Earnout Objection Notice shall specify in reasonable detail the basis for the objections set forth therein.
(ii)    If the Sellers’ Representative provides the Earnout Objection Notice to Buyer within such 30-day period, the Sellers’ Representative and Buyer shall, during the 30-day period following Buyer’s receipt of the Earnout Objection Notice, attempt in good faith to resolve the Sellers’ Representative’s objections. If the Sellers’ Representative and Buyer are unable to resolve all such objections within such 30-day period, the matters remaining in dispute shall be submitted to the Accountant to resolve the dispute. After the end of the aforesaid 30-day period, neither Sellers’ Representative nor Buyer may introduce additional disagreements or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by all parties and will be final and binding upon the parties. If any dispute is submitted to the Accountant, each party will furnish to the Accountant such work papers and other documents and information relating to the disputed issues as the Accountant may request and are available to that party or its independent accountants (including information of the Company and its Subsidiary) and each party shall be afforded the opportunity to present the Accountant material relating to the determination and to discuss the determination with the Accountant. The Accountant shall act as an expert and not as an arbitrator and shall resolve matters in dispute and adjust and establish the disputed Applicable Earnout EBITDA to reflect such resolution. It is the intent of Buyer and the

Sellers’ Representative that the process set forth in this Section 2.7(b) and the activities of the Accountant in connection herewith are not intended to be and, in fact, are not arbitration and that no formal arbitration rules shall be followed (including rules with respect to procedures and discovery). Notwithstanding anything to the contrary in this Agreement, the scope of the Accountant’s review of any dispute between Buyer and the Sellers’ Representative regarding the Applicable Earnout EBITDA pursuant to this Section 2.7(b) shall be limited solely to the resolution of the objections to the calculation of the Applicable Earnout EBITDA that are set forth in the Earnout Objection Notice, and the Accountant shall have no authority over any other disagreement (including but not limited to questions of Law, interpretation of contract, and fraud). The parties shall instruct the Accountant to render its reasoned written decision as promptly as practicable but in no event later than sixty (60) days after such dispute is submitted to the Accountant. The resolution of disputed items by the Accountant shall be final and binding, and the determination of the Accountant shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. The fees and expenses of the Accountant shall be borne by Buyer, on the one hand, and Sellers, on the other hand, based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.
(iii)    The Earnout Amount for each Earnout Period shall be paid to Sellers in accordance with their pro rata percentages set forth in Exhibit A (as may be amended from time to time at the direction of Sellers’ Representative based upon written agreement of the Sellers) or as the Sellers’ Representative may otherwise direct, within five (5) Business Days after the Applicable Earnout EBITDA has become final and binding in accordance with this Section 2.7(b).
(c)    Earnout Covenants. Subject to Section 2.7(d), Buyer shall conduct and manage its business (including, with regard to the Company) in good faith and Buyer shall also act in good faith in the best interests of Buyer’s business (including the Company and its Subsidiary) with regard to any action that it takes or omits to take after the Closing that could be reasonably expected to impede the opportunity of the Sellers to be entitled to receive, pursuant to this Section 2.7, the maximum Earnout Amount for each Earnout Period. For the avoidance of doubt, the Sellers acknowledge and agree that from and after the Closing neither Buyer nor its Subsidiaries (including the Company and its Subsidiary) will have any obligation to conduct their respective businesses (i) outside of the ordinary course of business or (ii) in a manner that disadvantages the long term growth of Buyer and its Subsidiaries (including the Company and its Subsidiary) in favor of short term earnings or maximizing the Earnout Amounts. In addition to, and without limiting the foregoing covenant, subject to Section 2.7(d), Buyer shall not materially change the cash compensation plan of any person employed by the Company or its Subsidiary with the title of Recruiter, Recruiting Manager, Director of Recruiting, or VP-Recruiting until after the end of the 2015 Earnout Period, without the prior written consent of Heidi Golledge, such consent not to be unreasonably withheld. If Heidi Golledge should cease to be an employee of Buyer or any of its Subsidiaries prior to the end of the 2015 Earnout Period, then the consent of the Sellers’ Representative, such consent not to be unreasonably withheld, shall be required for any such material change described in the preceding sentence.
(d)    Acceleration of Earnout. If Buyer enters into or permits any Future Sale of the Business, then the Sellers shall become entitled to receive, promptly upon the occurrence of such Future Sale of the Business, the maximum aggregate Earnout Amount for the entire Earnout Period, less any Earnout Amount already paid to Sellers as of the date on which such Future Sale of the Business occurs (the “Acceleration Amount”), and the provisions of Section 2.7(c) shall be of no further force or effect thereafter. Buyer shall notify the Sellers’ Representative within one (1) Business Day following the occurrence of such Future Sale of the Business and shall, within thirty (30) days of such Future Sale of the Business, transfer the Acceleration Amount by wire transfer of immediately available funds to an account designated by the Sellers’ Representative.
(e)    Acknowledgement of the Parties. Buyer, the Company and the Sellers’ Representative, on behalf of Sellers, acknowledge: (i) the payment of the Earnout Amounts hereunder are an integral part of the consideration to be received by Sellers pursuant to this Agreement and the transactions contemplated hereby; (ii) the right of Sellers to a portion of the Earnout Amounts is not transferable other than by operation of law; (iii) the right of Sellers to a portion of the Earnout Amounts shall not be represented by a certificate or other instrument, shall not represent an ownership interest in Buyer and shall not entitle any Seller to any rights common to any holder of Buyer Common Stock; and (iv) the right of Sellers to payment of the Earnout Amounts shall not bear any interest.

2.8	TREATMENT OF OPTION PLAN, OPTIONS AND OTHER EQUITY INTERESTS.
(a)    Treatment of Option Plan. Prior to the Closing, the Board of Directors of the Company (or, if appropriate, any committee thereof) will adopt resolutions and take all other actions necessary or appropriate to provide that, immediately prior to the Closing, the Option Plan will be terminated and no further Options or other awards will be granted thereunder.
(b)    Treatment of Options. Prior to the Closing, the Board of Directors of the Company (or, if appropriate, any committee thereof) will adopt resolutions and take all other actions necessary or appropriate (including, without limitation, obtaining any necessary consents) to provide that, immediately prior to the Closing, each Option, whether or not then exercisable or vested, will be cancelled for no consideration and will no longer entitle the former holder thereof to any payment or other rights. From and after the Closing, any such cancelled Option will be void and of no further force or effect and no longer be exercisable by the former holder thereof.
(c)    Corporate Actions. At or prior to the Closing, the Company, the Board of Directors of the Company (or, if appropriate, any committee thereof), as applicable, shall adopt any resolutions and take any actions which are necessary or appropriate to effectuate the provisions of this Section 2.8. The Company shall take all actions necessary or appropriate to ensure that from and after the Closing, Buyer and its Subsidiaries will not be required to deliver to any Person any shares of capital stock representing equity interests in the Company or any of its Subsidiaries or any other Person pursuant to or in settlement of warrants or Options or any other award under the Option Plan.
(d)    Conversion Prior to Closing.    Prior to the Closing, the holders of all of the outstanding shares of Series A Convertible Preferred Stock and the holders of all of the outstanding warrants to purchase shares of Common Stock of the Company, each of which are Sellers party hereto, shall take all actions necessary to effectuate (i) the conversion of all of the outstanding shares of Series A Convertible Preferred Stock into Common Stock and (ii) the exercise of all such outstanding warrants to purchase shares of Common Stock, in each case in accordance with the applicable provisions of the Company’s organizational documents and each First Amended and Restated Warrant to Purchase Common Stock of CyberCoders Holdings, Inc. Immediately prior to the Closing, Exhibit A shall automatically be amended, without any further consent or approval, to reflect the number of shares of Common Stock held by each of the Sellers immediately prior to the Closing.
ARTICLE 3
CLOSING

3.1	TIME AND PLACE OF CLOSING.
Subject to the receipt of the deliveries specified in Sections 3.2 and 3.3 below, the closing of the transactions contemplated herein (the “Closing”) shall be held as of 11:59 p.m. (California Time) on the Closing Date at the offices of Rutan & Tucker, LLP, 611 Anton Blvd., Suite 1400, Costa Mesa, California 92626, or at such other place or on such other date as is mutually acceptable to Buyer and Sellers.

3.2	DELIVERIES BY SELLERS.
At the Closing, each Seller shall deliver, or cause to be delivered, the following to Buyer:
(a)    The stock certificates representing its respective share of the Purchased Shares sold by such Seller hereunder, together with duly executed stock powers;

(b)    The certificate(s) contemplated by Article 8 hereof;
(c)    Resignation letters of all Persons who are officers or directors of the Company;
(d)    A duly executed certificate of non-foreign status from such Seller in the form and manner that complies with Section 1445 of the Code and the Treasury Regulations promulgated thereunder and is reasonably satisfactory to Buyer;
(e)    A payoff letter, in form and substance reasonably satisfactory to the Buyer, evidencing the repayment in full of the Indebtedness set forth on Schedule 8.5 and the release of all related liens on the assets of the Company and its Subsidiary;
(f)    All documents or instruments in form and substance reasonably satisfactory to Buyer evidencing the conversion of all of the outstanding shares of Series A Convertible Preferred Stock into shares of Common Stock and the exercise of all outstanding warrants to purchase shares of Common Stock prior to the Closing; and
(g)    All other documents, instruments and writings required to be delivered by such Seller at or prior to the Closing Date pursuant to this Agreement.

3.3	DELIVERIES BY BUYER.
At the Closing, Buyer shall deliver the following to Sellers:
(a)    The amounts of consideration set forth in Section 2.2(ii) and (iii) in accordance therewith;
(b)    The certificate(s) contemplated by Article 7 hereof; and
(c)    All other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF EACH SELLER
AND THE COMPANY
The representations and warranties (“Reps”) set forth in this Article IV are made to the Buyer as follows: The Reps set forth in Sections 4.2(b), 4.3(a), 4.9(b) and 4.15(g) (collectively, the “Individual Reps”) are made by each Seller only as to such Seller and his or its Stock. All Reps other than the Individual Reps are made by the Company and by all Sellers. Each party making Reps hereby represents and warrants to Buyer that except as set forth on the Disclosure Schedules attached hereto and specifically referenced herein, which exceptions and disclosures shall be deemed to be part of the Reps made hereunder, such Reps are true and correct as of the date of this Agreement (except to the extent expressly related to a specific date, in which event such Rep shall be made as of such date):

4.1	ORGANIZATION OF THE COMPANY.
Each of the Company and its Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has full corporate or entity power and authority to conduct its business and to own, lease and operate its properties and assets and to consummate the transactions contemplated under this Agreement and any of the Related Documents. Each of the Company and its Subsidiary is duly qualified or otherwise authorized in all material respects as a foreign corporation to conduct its business and is in good standing in each jurisdiction where such authorization or qualification is required for the conduct of its business or the ownership of its assets. True, complete and correct copies of the organizational documents of the Company and its Subsidiary as of the date of this Agreement have been previously made available to Buyer.

4.2	CAPITAL STOCK.
(d)    Schedule 4.2(a) sets forth (i) a complete and accurate list of the Company’s authorized shares of Common Stock and Series A Convertible Preferred Stock and the number of shares of Common Stock and Series A Convertible Preferred Stock which are issued and outstanding, and (ii) with respect to each Option, its holder, grant date, exercise price, vesting schedule (including any accelerated vesting provisions) and expiration date. No shares of any other class or series of capital stock of or other equity or voting interests in, or securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interests in the Company are authorized, issued or outstanding. All of the shares of the Stock have been duly and validly authorized and issued, and are fully paid and nonassessable. Other than as set forth on Schedule 4.2(a), the Company has not granted any subscriptions, options, stock purchase rights, other equity compensation or equity-linked compensation awards, warrants, calls, commitments, preemptive rights, rights of first refusal or other rights of any kind that entitle any Person to acquire (including securities exercisable or exchangeable for or convertible into) any additional capital stock or equity interests of the Company (or securities convertible into or exchangeable or exercisable for any such additional capital stock or equity interests), and no shares of any class of capital stock of the Company have been reserved or set aside for any purpose. Except as set forth in Schedule 4.2(a), there are no restrictions upon, or agreements with respect to, the voting or transfer of any shares of the Stock pursuant to the charter or bylaws of the Company or any agreement or other instrument to which the Company is a party or by which the Company is bound. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire or retire for value any Purchased Shares. The Company has not violated any applicable federal or state securities Laws or any preemptive or similar rights created by statute, organizational document or agreement in connection with the offer, sale, issuance or allotment of any of the Purchased Shares. The Company has no liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no restrictions of any kind which prevent the payment of the foregoing by the Company. The Company owns one hundred percent (100%) of the outstanding equity interests of CyberCoders, Inc. free and clear of all Encumbrances. There are no subscriptions, options, other equity compensation or equity-linked compensation awards, warrants, calls, commitments, preemptive rights, or other rights of any kind outstanding for the purchase or acquisition of, or any securities convertible or exchangeable for, any equity interests of CyberCoders, Inc.
(e)    Each Seller owns of record and beneficially all of his or its Stock set forth opposite his, her or its name on Schedule 4.2(b) free and clear of all Encumbrances, including without limitation, any agreement, understanding or restriction affecting the voting rights, transfer or other incidents of record or beneficial ownership pertaining to such Stock. Other than as set forth on Schedule 4.2(b), such Seller has not granted any options, warrants, calls, commitments, preemptive rights or other rights of any kind for the purchase or acquisition of, his or its Stock. Except as set forth in Schedule 4.2(b), there are no restrictions upon the voting or transfer of any shares of such Seller’s Stock pursuant to any agreement to which such Seller or any Affiliate of such Seller is a party or by which such Seller or any Affiliate of such Seller is bound.
(f)    Upon consummation of the transactions contemplated by this Agreement, (i) the Purchased Shares shall constitute 100% of the share capital of the Company and (ii) Buyer will be the owner of the Purchased Shares, free and clear of all Encumbrances other than any Encumbrances arising as a result of action by Buyer.
(g)    Schedule 4.2(d) sets forth as of the date of this Agreement all outstanding Indebtedness, and for each item set forth thereon, identifies the debtor, the principal amount, the creditor, the maturity date, and the collateral, if any, securing such Indebtedness.

4.3	AUTHORIZATION.
(a)    Each Seller has full power and authority to execute and deliver this Agreement and the Related Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby has been duly authorized by all necessary corporate, limited partnership or other action of each Seller that is not a natural person. This Agreement has been, and each of the Related Documents to be executed by such Seller will be, duly executed and delivered by such Seller and, assuming the due execution of this Agreement by Buyer and the other Sellers, is or will be when executed by such Seller a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors or general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.
(b)    The Company has full power and authority to execute and deliver this Agreement and the Related Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby has been duly authorized by all necessary corporate action of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due execution of this Agreement by Buyer and the Sellers, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Related Documents will be, when duly executed and delivered by each of the parties thereto, a valid and binding obligation of the Company, in each case enforceable against the Company in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors or general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.

4.4	SUBSIDIARIES.
Except as provided on Schedule 4.4, the Company does not legally or beneficially own or control, directly or indirectly, any shares of stock or other equity or voting interest in any corporation, firm, partnership, joint venture or other Person.

4.5	FINANCIAL STATEMENTS; MINUTE BOOKS.
The audited balance sheets and the related consolidated statements of operations and comprehensive income, of changes in stockholder’s equity and of cash flows (i) of the Company at December 31, 2011, (ii) of the Company at December 31, 2012 and (iii) of the Company excluding the CareerBliss Division at December 31, 2012 (the “2012 CC-Only Statements”) and for the periods then ended, including the footnotes thereto (collectively, the “Year End Financial Statements”), and the unaudited balance sheet, statement of operations and changes of stockholder equity for the Company as of and for the ten (10) month period ending October 31, 2013 (the “Interim Financial Statement Date”) as if the spin-off of the CareerBliss Division had occurred January 1, 2013 (the “Interim Financial Statements”, and along with the Year End Financial Statements, the “Financial Statements”) have been delivered to Buyer by Sellers. The Financial

Statements are based on the books and records of the Company and fairly present, in all material respects, the financial position and results of operations of the Company as of the date of or for the period indicated therein in accordance with GAAP, except that (a) the 2012 CC-Only Statements are subject to the GAAP departure set forth in the opinion qualification described therein and (b) the Interim Financial Statements exclude the operations of the CareerBliss Division from January 1, 2013 until the date of its legal separation from the Company, February 28, 2013. The books and records of the Company have been maintained in accordance with GAAP and any other applicable legal and accounting requirements subject in the case of the Interim Financial Statements to yearend adjustments and the absence of notes thereto. The minute books of the Company and the Subsidiary, which have been made available to Buyer, contain copies of all written minutes of its meetings of shareholders and Boards of Directors.

4.6	PROPERTIES AND INSURANCE.
(e)    The Company and its Subsidiary own no real property. Except (i) as may be reflected in the Financial Statements, (ii) for any lien for current Taxes not yet payable, and (iii) for such other Encumbrances and imperfections of title that do not materially affect the value of personal property reflected in the Financial Statements or acquired since the date of such Financial Statements and that do not materially affect the value of or materially interfere with or impair the present and continued use of such property, the Company and its Subsidiary each has good and marketable indefeasible fee simple title, free and clear of Encumbrances, to all of the personal and real property reflected in the Financial Statements, and all personal and real property acquired since the date of the Financial Statements, except such personal property as has been disposed of in the ordinary course of business for adequate consideration and except for liens, security interests, claims, charges, or other such other Encumbrances as have been appropriately reserved for in the Financial Statements. Neither the Company nor its Subsidiary is a party to any agreement or option to purchase any real property or interest therein.
(f)    Schedule 4.6(b) sets forth a true, correct and complete list of the address or other description, as of the date hereof, of each lease for real property to which the Company or its Subsidiary is a party (including, the date, if available, and name of the parties to such lease). The Company and its Subsidiary have previously delivered to Buyer true, correct and complete copies of each lease. With respect to all material leases of real property to which the Company or its Subsidiary is a party (collectively, the “Leases”), except as set forth on Schedule 4.6(b), (i) each Lease is valid and binding on the Company or its Subsidiary and in full force and effect and is valid and binding on the other parties thereto, (ii) the Company or its Subsidiary (and, to the Knowledge of the Company, any counterparty thereto) has performed all obligations required to be performed by it to date under each Lease; (iii) neither the Company nor its Subsidiary has received a notice of default or termination with respect to any such Lease; (iv) the transactions contemplated by this Agreement do not require the consent of any other party to any such Lease

(except for those lease consents to be obtained by the Company or its Subsidiary pursuant to Section 4.10 of this Agreement); (v) no security deposit or portion thereof deposited with respect to any such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (vi) none of the Company or its Subsidiary owe, nor will any of them owe in the future, any brokerage commissions or finder’s fees with respect to any such Lease; (vii) the other party to any such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or its Subsidiary; (viii) neither the Company nor its Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy the estate or interest created by any such Lease or any portion thereof; (ix) neither the Company nor its Subsidiary has collaterally assigned or granted any other security interest in any such Lease or any interest therein; and (x) there are no Encumbrances on the estate or interest created by any such Lease. The Company quietly enjoys the premises provided for in any such Lease in all material respects.
(g)    Schedule 4.6(c) sets forth a summary of all insurance policies and bonds, pursuant to which the Company or its Subsidiary is an insured party or a beneficiary, or under which any of them, or any director, officer, or manager of any of them in his or her capacity as such, is covered (“Policies”). The Company has, prior to the date of this Agreement, made available to Buyer correct and complete copies of all such Policies. The Company and its Subsidiary are in material compliance with the Policies and are not in default under any of the material terms thereof. Each Policy is outstanding and in full force and effect and all premiums and other payments due under any Policy have been paid in due and timely fashion, and the Company has not received any notice of a cancellation, threatened termination or premium increase with respect to any such Policies. Such Policies collectively provide adequate insurance coverage for the assets and operations of the Company and its Subsidiary and collectively are sufficient for compliance with all requirements of Law and all Contracts to which the Company or its Subsidiary is a party or is otherwise bound.
(h)    Personal Property. Schedule 4.6(d) sets forth a complete and accurate list of all personal property owned or leased by the Company and its Subsidiary with an individual value of $50,000 or greater. The Company has made available to Buyer prior to the date hereof a complete and accurate fixed asset register of the Company and its Subsidiary as of December 31, 2012 (the “Fixed Asset Register”) and, except as set forth on Schedule 4.6(d), no material personal property set forth on the Fixed Asset Register has been sold, leased, licensed, transferred or otherwise disposed of prior to the date hereof. The Company and its Subsidiary own and have good title to, hold pursuant to a valid and enforceable lease or otherwise have the legal right to use all material personal property used in the Business, free and clear of all Encumbrances. All machinery, vehicles, equipment and other tangible personal property owned or leased by the Company and its Subsidiary are (i) in good condition and repair in all material respects (reasonable wear and tear excepted) and (ii) not obsolete or in need in any material respect of renewal or replacement, except for renewal or replacement in the ordinary course of business.

4.7	CONTRACTS AND COMMITMENTS.
(a)    Schedule 4.7(a) sets forth a complete list of the Contracts to which the Company and its Subsidiary are a party, are bound by, or receive benefits under which are (i) material Contracts not made in the ordinary course of business (including any Contracts pursuant to which the Company or its Subsidiary received funding from a Seller or an Affiliate of a Seller); (ii) any Contract relating to the borrowing of money by it or the guarantee by it of any such obligation; (iii) a Contract that by its terms either requires the Company or its Subsidiary to do business with the contract party on an exclusive basis or restricts or limits the Company from owning, managing or operating any business or in any geographical location (including non-competition agreements); (iv) any joint venture or partnership agreement; (v) any agreement that grants any right of first refusal or right of first offer or similar right to third parties or that limits or purports to limit the ability of the Company or its Subsidiary in any material respect to pledge, sell, transfer or otherwise dispose of any material amount of assets or business; (vi) any Contract providing for any material future payments that are conditioned, in whole or in part, on a change of control with respect to the Company or its Subsidiary; (vii) any material Insurance Contract; (viii) any material agency, broker, sale representative, marketing or similar Contract; (ix) any Contract that contains a “most favored nation” clause obligating the Company or its Subsidiary to change the material terms and conditions of such Contract based on better terms or conditions provided to other parties in similar Contracts; (x) any Contract relating to any merger or business combination concerning the Company or its Subsidiary or the acquisition or disposition of any assets or any Person during the last five years; (xi) any Contract with any director, officer, employee or Affiliate of the Company or its Subsidiary; and (xii) any currently effective Contract with any customer set forth in Schedule 4.24, any material Contract of the Company or its Subsidiary based on aggregate expenditures and any other Contract which is otherwise material to the Company or its Subsidiary (the Contracts of the type covered in clauses (i) through (xii), the “Material Contracts”).
(b)    Except as set forth in Schedule 4.7(b), (i) each Material Contract is valid and binding on the Company and its Subsidiary and in full force and effect and is valid and binding on the other parties thereto; (ii) the Company and its Subsidiary (and, to the Knowledge of the Company, any counterparty thereto) have each performed in all respects all obligations required to be performed by them to date under each Material Contract. Neither the Company nor its Subsidiary is in material breach or default under any order, writ, judgment, decree, Contract or other instrument to which it is a party or by which it or any of its assets or properties is bound, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a material breach or default. The Company has not received notice of any cancellation, material breach of, or default under (or any condition which, with the passage of time or the giving of notice, would cause a material breach of, or default under), any Material Contract.
(c)    A true, correct and complete copy of each Material Contract has been delivered to Buyer prior to the date of this Agreement.
(d)    Except as set forth in Schedule 4.7(d), the enforceability after the Closing by Buyer of the Material Contracts shall not be affected in any material respect by the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and no notice to, or consent, approval or waiver is required from any other party to a Material Contract.

4.8	ABSENCE OF UNDISCLOSED LIABILITIES.
The Company and its Subsidiary do not have any material liability (contingent or otherwise), except as disclosed in the Disclosure Schedules attached hereto, the Financial Statements, the Interim Financial Statement or on Schedule 4.8, and except for liabilities incurred in the ordinary course of business consistent with past practice since the date of the Interim Financial Statement (none of which relate to breach of contract, breach of warranty, tort, infringement or violation of Law).

4.9	NO CONFLICT OR VIOLATION.
(a)    Except as provided for in Schedule 4.9 or Section 4.10, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach which would constitute a default (or which would give rise to any right of consent, acceleration or termination or the loss of any benefit) under any term or provision of any Contract or Permit to which the Company or its Subsidiary, or any of their respective Affiliates is a party or is subject or by which any assets of the Company or its Subsidiary are bound, (ii) result in the creation or imposition of any Encumbrance on any of the property or assets of the Company or its Subsidiary, (iii) result in any violation of the provisions of the charter or bylaws or similar organizational document the Company or its Subsidiary, (iv) result in any violation by the Company or its Subsidiary of any Law or (v) result in the creation or imposition of any Encumbrance on any of the Purchased Shares.
(b)    Except as provided for in Schedule 4.9 or Section 4.10, neither the execution and delivery of this Agreement by each Seller, nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach which would constitute a default (or which would give rise to any right of consent, acceleration or termination or the loss of any benefit) under any term or provision of any Contract to which such Seller or any of its Affiliates is a party or is subject or interfere with the ability of such Seller to consummate the transactions contemplated by this Agreement, (ii) result in any violation by such Seller or the Company or its Subsidiary of any Law or (iii) result in the creation or imposition of any Encumbrance on any of such Seller’s Purchased Shares.

4.10	CONSENTS AND APPROVALS.
No consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or consent, approval or authorization of any other Person, is required to be made or obtained by any Seller, the Company or its Subsidiary on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, except (i) as set forth in Schedule 4.10, and (ii) the filing of premerger notification reports under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

4.11	LITIGATION.
There is no Litigation instituted, pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiary or against any asset, interest or right of the Company or its Subsidiary. There is no actual or, to the Knowledge of the Company, threatened Litigation that presents a claim to restrain, delay, condition or prohibit the transactions contemplated herein or to impose upon Buyer, any Seller, the Company or its Subsidiary any material costs, conditions or obligations in connection therewith. Neither the Company nor its Subsidiary are subject to any order, injunction, judgment, decree, ruling, assessment or arbitration award of any governmental entity or arbitrator that relates to the Business of, or any assets owned or used by, the Company or its Subsidiary.

4.12	COMPLIANCE WITH LAW: PERMITS AND LICENSES.
(a)    Except as set forth in Schedule 4.12(a), neither the Company nor its Subsidiary is or has been in material violation of, nor has it been the subject of any Litigation with respect to the violation of, any Law. No Litigation is pending, or to the Knowledge of the Company, threatened, with respect to any violation of any Law by the Company or its Subsidiary, and both the Company and its Subsidiary are and have been in compliance in all material respects with all Laws relating to the conduct of the Business. Neither the Company nor its Subsidiary has received any notice of any such Litigation or any liability or potential responsibility on the part of the Company or its Subsidiary to undertake or to bear all or any portion of the cost of any remedial action of any nature.
(b)    The Company and its Subsidiary possess, and at all times have possessed all material Permits necessary to its conduct of the Business. The Permits set forth in Schedule 4.12(b) constitute all of the Permits used in, or held for use in, the Business by the Company and its

Subsidiary, as of the date hereof. Each such Permit is validly and presently in effect (and the continuing validity and effectiveness of such Permit will not be affected by the consummation of the transactions contemplated by this Agreement), and the Company or its Subsidiary is not in default (with or without notice or lapse of time, or both) under any such Permit in any material respect. There is no Litigation pending, nor to the Knowledge of the Company or its Subsidiary, threatened, that seek the revocation, cancellation, suspension, failure to renew or adverse modification of any such Permit. No material facts or circumstances exist that, with or without notice or lapse of time, would be reasonably likely to result in such Litigation. All required filings with respect to such Permit have been timely made and all required applications for renewal thereof have been timely filed, except to the extent not material to the Business.

4.13	NO BROKERS.
Except for the services of Robert W. Baird & Co., which has been employed by Sellers and the Company, neither the Sellers, the Company, nor its Subsidiary has employed, or is subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement. Sellers are solely responsible for any payment, fee or commission that may be due to Robert W. Baird & Co. in connection with the transactions contemplated hereby.

4.14	INTELLECTUAL PROPERTY AND TECHNOLOGY.
(a)    Except as set forth on Schedule 4.14(a):
(1)    All of the Intellectual Property that Company or its Subsidiary owns (the “Company Owned Intellectual Property”), licenses or otherwise has acquired the right to use as of the date of this Agreement (collectively, the “Company Intellectual Property”) is set forth on Schedule 4.14(a)(1), which specifies, as applicable, (A) the nature of such Company Intellectual Property, (B) whether such Company Intellectual Property is owned or licensed by the Company or its Subsidiary, (C) if provided under a license, the licensor and (D) if owned, (i) any applications or registrations relating to such Company Intellectual Property, together with the application(s) or registration(s) number(s) and (ii) any termination or expiration dates for such Company Intellectual Property; provided however that Schedule 4.14(a)(1) does not include third party software licensed under “shrink wrap” licenses.
(2)    All of the Information Technology that Company or its Subsidiary owns (the “Company Owned Information Technology”), licenses or otherwise has acquired the right to use as of the date of this Agreement (collectively, the “Company Information Technology”) is set forth on Schedule 4.14(a)(2), which specifies, as applicable, (A) whether such Company Information Technology is provided under a service contract or is owned or licensed by Company, (B) if provided under a service contract, the service provider, if licensed, the licensor, and if owned, the owner of such Company Information Technology, (C) the scope of such Company Information Technology, including, by way of example, but not of limitation, the range of services provided and number of licenses and (D) the expiration dates of service contracts and licenses; provided however that Schedule 4.14(a)(2) does not include third party software licensed under “shrink wrap” licenses.
(b)    Except as set forth on Schedule 4.14(b):
(1)    The Company Intellectual Property and Company Information Technology include all rights necessary to enable Company and its Subsidiary to conduct their business operations in the manner in which they are conducting them as of the date of this Agreement.
(2)    The Company and its Subsidiary have each taken all commercially reasonable measures to keep in full force and effect all Company Owned Intellectual Property registrations, renewals, and applications for registration and to maintain the confidentiality of all trade secrets that constitute Company Owned Intellectual Property or Company Owned Information Technology. The Company Owned Intellectual Property and the Company Owned Information Technology is free and clear of any Encumbrance. All registrations and applications for registration of Company Owned Intellectual Property with a governmental authority currently comply in all material respects with the formal legal requirements for such registrations and applications (as applicable).
(3)    Each of the Company and its Subsidiary either exclusively owns or has licensed from a third party the Company Intellectual Property and the Company Information Technology.
(4)    (A) All licenses, service Contracts, and other Contracts that constitute Company Information Technology are in full force and effect and, to the Knowledge of the Company, the applicable licensor’s legal, valid, and binding obligations, (B) neither the Company nor its Subsidiary is in default (with or without notice or lapse of time or both) under any such licenses or Contracts and (C) none of the Company, its Subsidiary, all licensors or any other contracting parties have exercised termination rights with respect to such licenses, service Contracts or other Contracts.
(5)    As of the date of this Agreement, there is no Litigation pending or, to Knowledge of the Company, threatened, that involves a claim (A) that any Company Owned Intellectual Property or Company Owned Information Technology infringes, misappropriates, dilutes, or violates a third party’s rights in or to Intellectual Property or Information Technology or challenging the ownership, use, protectability, registerability, validity, or enforceability of the Company Owned Intellectual Property or Company Owned Information Technology or (B) against any customers of Company or any of its Affiliates, as the case may be, with respect to the Company

Owned Intellectual Property or Company Owned Information Technology or any such customer’s use thereof.
(6)    To the Knowledge of the Company, no third party is infringing, violating, diluting, misusing, misappropriating or claiming any ownership of or right to use any Company Owned Intellectual Property, Company Owned Information Technology, Company Intellectual Property or Company Information Technology. Neither the Company nor its Subsidiary has made any claim against any third party based upon any such infringement, violation, dilution, misuse or misappropriation.
(7)    The processes employed, the services provided, the businesses conducted, the products used or dealt in by the Company or its Subsidiary, the Company Intellectual Property and/or Company Information Technology, do not, and, within the last six years did not, infringe, violate, dilute, misuse or misappropriate any Intellectual Property or Information Technology rights of a third party. No third party has made or, to the Knowledge of the Company, threatened a complaint, demand, notice, material charge or claim against the Company or its Subsidiary based upon any such infringement, violation, dilution, misuse or misappropriation. There are no interference or opposition proceedings relating to any Company Owned Intellectual Property or Company Owned Information Technology and, to the Knowledge of the Company, no such proceeding is or has been threatened with respect thereto.
(8)    No Company Owned Intellectual Property or Company Owned Information Technology is currently to the Knowledge of the Company the subject of any re-examination, opposition, cancellation or invalidation proceeding before any governmental authority.
(9)    Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in (i) the granting to any Person of rights to Company Intellectual Property or Company Information Technology greater than the rights granted prior to the date of this Agreement, (ii) the Buyer or its Affiliates being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business, (iii) the Buyer being obligated to pay any royalties or other amounts to any Person in excess of the amounts payable by the Company and its Subsidiary prior to the date of this Agreement, or (iv) the loss, forfeiture, cancellation, suspension, limitation, termination or other impairment of the right of Buyer to own or use or otherwise exercise any other rights that the Company or its Subsidiary currently has with respect to any Company Intellectual Property or Company Information Technology.

4.15	TAXES.
Except as set forth on Schedule 4.15:

(a)    Each of the Company and its Subsidiary has timely filed all Tax Returns required to be filed by or with respect to the Company or its Subsidiary and such Tax Returns are complete and accurate in all respects. All Taxes that were required to have been paid by, or with respect to, the Company and its Subsidiary have been paid. The unpaid Taxes of the Company or its Subsidiary did not, as of the Interim Financial Statement Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet set forth on the Interim Financial Statements (rather than in any notes thereto). Since the Interim Financial Statement Date, neither the Company nor its Subsidiary has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.
(b)    Neither the Company nor its Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return.
(c)    No deficiencies for any Tax have been proposed, asserted or assessed against the Company or its Subsidiary during the last five years which have not been settled and paid in full or for which adequate reserves in accordance with GAAP have not been established, and, to the Knowledge of the Company, no such assertion of material deficiency or assessment of Tax liability is pending or being threatened with respect to the Company or its Subsidiary.
(d)    There are currently no agreements in effect with respect to the Company or its Subsidiary to extend the period of limitations for the assessment or collection of any Tax.
(e)    There is no presently pending audit, examination, refund claim, litigation, proposed adjustment or matter in controversy with respect to any Taxes for which the Company or its Subsidiary may be liable, and, to the Knowledge of the Company, no such audit, examination, action or proceeding is threatened.
(f)    Neither the Company nor its Subsidiary has ever been a member of an affiliated, combined, consolidated or unitary group (other than a group the common parent of which is the Company) for purposes of filing any income or franchise Tax Return.
(g)    Such Seller is not a “foreign person” within the meaning of Treasury Regulations Section 1.1445-2(b).
(h)    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will result, individually or in the aggregate (whether contingent or otherwise), in the payment of any “parachute payments” within the meaning of Section 280G of the Code.

(i)    Neither the Company nor its Subsidiary is a party to any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement or similar agreement relating to Taxes.
(j)    Each of the Company and its Subsidiary has withheld and paid to the proper taxing authority on a timely basis all Taxes required to have been withheld and paid in connection with amounts paid, or deemed to have been paid, or owing, or amounts allocated to any employee, independent contractor, creditor, stockholder or other third party, including without limitation, with respect to any and all non-cash compensation paid to any service provider of the Company or its Subsidiary.
(k)    No power of attorney has been granted with respect to the Company or its Subsidiary as to any matter relating to Taxes.
(l)    There are no Encumbrances for Taxes on the assets of the Company or its Subsidiary other than Encumbrances for Taxes not yet due and payable.
(m)    To the Knowledge of the Company, no claim has ever been made by a taxing authority in a jurisdiction where the Company or its Subsidiary does not file Tax Returns that the Company or its Subsidiary is or may be required to file Tax Returns with respect to such jurisdiction.
(n)    Neither the Company nor its Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of any law relating to income Tax) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount received prior to the Closing.
(o)    Neither the Company nor its Subsidiary has distributed stock of another Person, nor has it had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.
(p)    Neither the Company nor its Subsidiary has been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).
(q)    At all times since its formation, each of the Company and its Subsidiary has been properly treated as a “C corporation” within the meaning of Code Section 1361(a)(2) for U.S. federal income tax purposes.

(r)    No compensation has been or would reasonably be expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of the Company or its Subsidiary as a result of the operation of Section 409A of the Code.
(s)    There is no Contract, agreement, plan or arrangement to which the Company or its Subsidiary is a party which requires the Company or its Subsidiary to pay a Tax gross-up or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G or Section 4999 of the Code.
4.16    EMPLOYEE BENEFIT PLANS.
(a)    Schedule 4.16(a) sets forth an accurate and complete list of all Company Employee Benefit Plans and identifies, with respect to each such Company Employee Benefit Plan, either the Company, its Subsidiary or the applicable ERISA Affiliate thereof that established, sponsors or maintains such Company Employee Benefit Plan or that contributes or is required to contribute to such Company Employee Benefit Plan or that has entered into such Company Employee Benefit Plan. Except as set forth on Schedule 4.16(a), neither the Company, its Subsidiary nor any of their respective ERISA Affiliates has announced or otherwise made a commitment to implement any arrangement that, if implemented, would be a Company Employee Benefit Plan.
(b)    With respect to each Company Employee Benefit Plan, Sellers have made available or caused to be made available to Buyer a true and complete copy of each Company Employee Benefit Plan, any amendments thereto (or if the Company Employee Benefit Plan is not written, a description thereof), any related trust or other funding vehicle, any annual reports or summary plan descriptions required to be prepared under ERISA or applicable Law, the three most recently prepared actuarial reports, financial statements and trustee reports, all material records, notices and filings concerning Internal Revenue Service or Department of Labor audits or investigations, all non-routine, written communications and the most recent determination letter received from the Internal Revenue Service with respect to each Company Qualified Plan.
(c)    Each Company Employee Benefit Plan complies in form and has been established, maintained and operated in accordance with the requirements of all applicable Laws, including ERISA and the Code, and each Company Employee Benefit Plan has been maintained and operated in accordance with its terms. With respect to each Company Employee Benefit Plan that is intended to meet requirements for tax-favored treatment under the Code, the term “applicable laws” shall include, without limitation, the provisions of the Code that provide for such tax-favored treatment.
(d)    Schedule 4.16(d) separately identifies each Company Qualified Plan. Each Company Qualified Plan and each trust established in connection with each Company Qualified Plan is the subject of a favorable determination letter issued by the Internal Revenue Service and, to the Knowledge of the Company, no event has occurred and no condition exists which would be reasonably likely to result in the revocation of any such determination letter.
(e)    No Company Employee Benefit Plan is, and neither the Company, its Subsidiary nor any of their respective ERISA Affiliates contributes to or has an obligation to contribute to or has contributed to or has any liability or obligation, whether actual or contingent, with respect to (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA), (ii) a single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (iii) a multiple employer plan within the meaning of Section 413(c) of the Code or (iv) a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code.
(f)    No Company Employee Benefit Plan is a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.
(g)    Neither the Company nor its Subsidiary has, and, following the Closing Date, Buyer will not, have any liability (actual or contingent) with respect to any Employee Benefit Plan established, maintained, or sponsored by any ERISA Affiliate of the Company or its Subsidiary, or to which any such ERISA Affiliate has contributed or is required to contribute, or into which any such ERISA Affiliate has entered that is not a Company Employee Benefit Plan.
(h)    Except as provided on Schedule 4.16(h), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former director, employee, officer or consultant of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment or benefit or (ii) accelerate the time of payment, vesting or funding of any such benefit or compensation, or (iii) increase the amount or value of benefit or compensation otherwise payable or required to be provided to any such director, employee, officer or consultant.
(i)    Except as provided on Schedule 4.16(i), no Company Employee Benefit Plan provides, and neither the Company nor its Subsidiary has any obligation to provide, medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees or other service providers of the Company, its Subsidiary or either of their respective ERISA Affiliates (or any dependents or beneficiaries of the foregoing) for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) group health plan continuation coverage pursuant to Section 4980B of the Code or any similar legal requirements or (iii) benefits the full cost of which is borne by the current or former employee or service provider (or his or her dependent or beneficiary).
(j)    There are no pending, threatened or anticipated material claims by, on behalf of or against any Company Employee Benefit Plan, the assets of any trust under any Company

Employee Benefit Plan, or the plan sponsor, plan administrator or any fiduciary of any Company Employee Benefit Plan by any employee or beneficiary covered under any such Company Employee Benefit Plan, or otherwise involving any such Company Employee Benefit Plan (other than routine claims for benefits).
(k)    No Company Employee Benefit Plan is subject to the laws of any jurisdiction outside of the United States or provides compensation or benefits to any employee or former employee of the Company (or any dependent thereof) subject to the laws of any jurisdiction outside of the United States.

4.17	ENVIRONMENTAL LIABILITY.
There is no pending or, to the Knowledge of the Company, threatened Litigation against the Company, its Subsidiary or against any Person or entity whose liability the Company or its Subsidiary has or may have retained or assumed either contractually or by operation of law that could reasonably result in the imposition on the Company or its Subsidiary of any liability arising under any Environmental Laws, and neither the Company nor its Subsidiary is subject to any agreement, order, judgment, decree, or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability. There are no present or past actions or activities by the Company or its Subsidiary, including without limitation, the release or threatened release or storage of any Hazardous Materials by the Company or its Subsidiary, which could form the basis for any Litigation that would impose any liability or obligation on the Company or its Subsidiary under Environmental Laws. To the Knowledge of the Company, there are no present or past actions or activities by any Person other than the Company or its Subsidiary, including without limitation, the release or threatened release or storage of any Hazardous Materials by any such Person, which could form the basis for any Litigation that would impose any liability or obligation on the Company or its Subsidiary under Environmental Laws. During or, to the Knowledge of the Company, prior to the period of (i) the Company’s or its Subsidiary’s ownership or operation of any of their respective current properties or (ii) the Company’s participation or its Subsidiary’s participation in the management of any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under any Environmental Laws in, on, under or affecting any such property.

4.18	RECEIVABLES.
The accounts receivable reflected on the Interim Financial Statement, and those to be reflected on the Estimated Closing Statement or the Closing Date Balance Sheet, have (or will have) arisen from bona fide transactions in the ordinary course of the business of the Company and its Subsidiary and are (or will be) valid obligations of the respective makers thereof consistent with past practice, are not subject to any pledge, dispute, defense, setoff or other claim, and will be collected no later than 120 days following the Closing Date in accordance with their terms at their recorded amounts, in each case net of reserves shown on the balance sheet included within the Financial Statements, and no further goods or services must be provided in order to complete the sales and to entitle the Company or its Subsidiary to collect. Except as set forth in Schedule 4.18, none of the accounts receivable has been pledged or assigned to any other Person.

4.19	ABSENCE OF CERTAIN CHANGES OR EVENTS.
Except as set forth in Schedule 4.19, since the Interim Financial Statement Date, no Material Adverse Effect has occurred. Except as contemplated by this Agreement or permitted under Section 6.2, since the Interim Financial Statement Date, each of the Company and its Subsidiary has carried on its business in all material respects in the ordinary course and there has not been any event, occurrence, or action taken of the type described in Section 6.2, which, had such event, occurrence, or action occurred following the date hereof without Buyer’s prior approval, would have violated Section 6.2.

4.20	LABOR MATTERS.
(a)    Schedule 4.20(a) contains a true, correct and complete list of the names, titles and current annual salary rates or current hourly wages, bonus opportunity, hire date, accrued vacation and paid-time-off, principal work location and leave status of all present employees of the Company or its Subsidiary, and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour laws applicable to employees who do not occupy a managerial, administrative, or professional position.
(b)    Neither the Company nor its Subsidiary has at any time been a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor its Subsidiary is the subject of a proceeding asserting that any of them has committed an unfair labor practice (before the National Labor Relations Board or other governmental authority) or asserting any grievances, complaints, claims or judicial or administrative proceedings and, to the Knowledge of the Company, no such proceeding is threatened by or on behalf of any employees and no Person is seeking to compel the Company or its Subsidiary to bargain with any labor organization as to wages or conditions of employment. There is not, nor has there been during the past three years, any strike or other material labor dispute or disputes involving the Company or its Subsidiary pending, or to the Knowledge of the Company, threatened. There is no activity involving any of the Company’s or its Subsidiary’s employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
(c)    Neither Company nor its Subsidiary has violated any applicable regulation regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor or employment related matters, including without limitation any regulation relating to wrongful discharge, discrimination, personal rights, wages, hours, collective bargaining, fair labor standards or occupational health and safety.
(d)    Each of the Company and its Subsidiary has paid in full to each current or former employee or adequately accrued in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of the Company, threatened before any governmental authority with respect to any current or former employee. There are no material liabilities, whether contingent or absolute, of the Company or its Subsidiary relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier.
(e)    In the three years prior to the date of this Agreement, neither the Company nor its Subsidiary has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or its Subsidiary or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign regulation) affecting any site of employment or facility of the Company or its Subsidiary.
(f)    Schedule 4.20(f) contains a list of all independent contractors, consultants, agents or agency employees currently engaged by the Company or its Subsidiary, along with the position, date of retention and rate of remuneration for each such Person. Except as set forth on Schedule 4.20(f), neither the Company not its Subsidiary engages or retains any independent contractors, consultants, agents or agency employees. Each of the Company and its Subsidiary has properly classified all of its service providers as either employees or independent contractors and as exempt or non-exempt for all purposes and has made all appropriate filings in connection with services provided by, and compensation paid to, such service providers.

4.21	TRANSACTIONS WITH AFFILIATES.
Except as set forth on Schedule 4.21, there are no outstanding amounts payable to or receivable from, or advances by the Company or its Subsidiary to, and the Company or its Subsidiary is not otherwise a creditor or debtor to, any Seller or any Affiliate of any Seller (including the Company or its Subsidiary). Except as set forth on Schedule 4.21, neither the Company nor its Subsidiary has purchased, acquired or leased any property or services from or sold, transferred or leased any property or services to, or made any management consulting or similar fee agreement with, or is otherwise party to any direct or indirect business arrangement or relationship with, or has any liabilities or obligations to, any Seller or any Affiliate of any Seller

(other than the Company or its Subsidiary). Except as set forth in Schedule 4.21, no shareholder, director, officer, consultant or employee of the Company or its Subsidiary personally owns, directly or indirectly, any material property or right (whether tangible or intangible) that is used by the Company or its Subsidiary.

4.22	SUFFICIENCY OF ASSETS.
The assets and properties of the Company and its Subsidiary constitute all of the material assets and properties which are reasonably required for the operation of the business of the Company and its Subsidiary as currently conducted.

4.23	NO REGULATORY IMPEDIMENT.
The Sellers and the Company are not aware of any fact relating to the business, operations, financial condition or legal status of the Company or its Subsidiary that might reasonably be expected to impair its ability to obtain all consents, orders, authorizations, and approvals from federal or state governmental authorities necessary for the consummation of the transactions contemplated hereby within the time period contemplated by this Agreement.

4.24	CUSTOMERS.
Attached as Schedule 4.24 is a correct list of each of the top ten (10) customers (with related or affiliated Persons aggregated for purposes hereof) of the Company, in each case for the year ended December 31, 2011 and for the year ended December 31, 2012, together with the aggregate amount of the revenues received from each such customer during such periods. Since the Interim Financial Statement Date, except as set forth on Schedule 4.24, none of such customers has notified the Company or its Subsidiary that such customer intends to discontinue or materially reduce its relationship with the Company or its Subsidiary.

4.25	BANKING RELATIONSHIPS.
Schedule 4.25 sets forth (a) a complete list of all accounts that the Company and its Subsidiary has with any banks, savings and loan associations or other financial institutions, indicating in each case account numbers and (b) the names and identification of all Persons authorized to act or sign on behalf of the Company or its Subsidiary in respect of any of the foregoing or to draw thereon or to have access thereto (including without limitation all Persons with automatic debit rights).
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as of the date hereof (except to the extent expressly related to a specific date) as follows:

5.1	ORGANIZATION OF BUYER.
Buyer is duly organized and validly existing as a corporation and in good standing under the laws of the jurisdiction of its organization and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and to consummate the transactions contemplated under this Agreement and any of the Related Documents.

5.2	AUTHORIZATION.
The execution, delivery and performance of this Agreement by Buyer has been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and, assuming the due execution of this Agreement by the other parties hereto, is a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally, and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.

5.3	CONSENTS AND APPROVALS.
No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any other Person is required to be made or obtained by Buyer on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, except (i) the filing of premerger notification reports under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and (ii) any required approvals or consents from federal and state regulatory agencies.

5.4	NO BROKERS.
Except for the services of SunTrust Robinson Humphrey, Buyer has not employed, and is not subject to the valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement. Buyer is solely responsible for the payment of any fee or commission that may be due SunTrust Robinson Humphrey in connection with the transactions set forth herein.

5.5	NO CONFLICT OR VIOLATION.

Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will in any material respect (i) conflict with or result in any material breach which would constitute a default under any term or provision of any Contract, agreement, indebtedness, lease, commitment, license, franchise, Permit, authorization or concession to which Buyer or any of its Affiliates is a party or is subject or by which any assets of Buyer or such Affiliate are bound, (ii) result in any material violation of the provisions of the charter or bylaws of Buyer, or (iii) result in any material violation by Buyer of any Law.

5.6	FINANCIAL ABILITY.
At the Closing, Buyer will have sufficient funds available to it to consummate the transactions contemplated in this Agreement, including, without limitation, payment of the amounts contemplated by this Agreement.

5.7	ACQUISITION OF PURCHASED SHARES.
Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Purchased Shares. Buyer confirms that Sellers have made available to Buyer the opportunity to ask questions of the officers and management employees the Company and to acquire additional information about the business and financial condition of the Company. Buyer is acquiring the Purchased Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Purchased Shares. Buyer agrees that the Purchased Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under Securities Laws, except pursuant to an exemption from registration under such Securities Laws, and without compliance with state securities laws, in each case, to the extent applicable.

5.8	FORM S-8.
Each share of common stock of Buyer issuable to the Continuing Employees who receive grants of restricted stock units pursuant to Section 9.6 has been registered on Buyer’s Form S-8 registration statements.
ARTICLE 6
ACTIONS BY THE COMPANY, SELLERS AND BUYER PRIOR TO THE CLOSING
The Company, Sellers or Buyer, as the case may be, covenant as follows for the period from the date hereof to the Closing Date:

6.1	MAINTENANCE OF BUSINESS.

Sellers shall cause the Company and its Subsidiary in all material respects to, and the Company and its Subsidiary shall in all material respects, (i) carry on its business, in the ordinary course consistent with past practice except as contemplated or required by this Agreement, or as otherwise agreed in writing by the parties hereto, (ii) use commercially reasonable efforts to maintain and preserve intact the business organization, employees and advantageous business relationships of the Company and (iii) take no action which would reasonably be expected to adversely affect or delay its ability to obtain any approvals required to consummate the transactions contemplated hereby.

6.2	CERTAIN PROHIBITED TRANSACTIONS.
Except as permitted or contemplated by this Agreement, Sellers shall cause the Company and its Subsidiary not to, and the Company and its Subsidiary shall not, without the prior written approval of Buyer, which shall not be unreasonably withheld:
(a)    (i) hire or terminate any employee, consultant or manager (except with respect to non-executive employees with aggregate annual compensation below $100,000 hired in the ordinary course of business consistent with past practice), (ii) increase the compensation or benefits payable or provided by the Company or its Subsidiary to any individual, (iii) enter into or commit itself to any new officer employment, management or consulting agreement with any Person, other than agreements that can be terminated without additional payment in less than 30 days or (iv) enter into, adopt, amend or terminate any Company Employee Benefit Plan;
(b)    issue any broadly distributed communication of a general nature to Continuing Employees (including general communications relating to benefits and compensation) without the prior written approval of Buyer (which will not be unreasonably delayed or withheld), except for communications that either are in the ordinary course of business that do not relate to the transactions contemplated hereby or are made pursuant to a communications plan agreed to by Sellers and Buyer;
(c)    except as set forth on Schedule 6.2(c), except in the ordinary course of business consistent with past practice, permit or allow any assets or properties of the Company or its Subsidiary to be subject to any material Encumbrance;
(d)    make any capital expenditure or any commitment to make any capital expenditure, except for such expenditures or commitments made in the ordinary course of business consistent with the budget previously furnished to Buyer;
(e)    enter into, amend or modify in any material respect, or terminate prior to the scheduled termination date set forth therein, any Material Contract or any other Contract with a non-cancelable term in excess of twelve months;

(f)    except as set forth on Schedule 6.2(f), sell, lease, license, transfer or otherwise dispose of, or acquire or agree to acquire, any material assets except in the ordinary course of business;
(g)    except in the ordinary course of business consistent with past practice and except for immaterial amounts or terms, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for obligations of any other Person, or make any loan, advance or capital contribution to, or investment in, any other Person;
(h)    change in any material respect any (A) financial accounting policies, practices or procedures, (B) collections, pricing, origination, or credit policies, practices or procedures, or (C) actuarial, reserving, investment or risk management or other similar policies of the Company;
(i)    settle or commence any material Litigation or waive any material rights or claims;
(j)    (i) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock (or other equity securities), (ii) issue or commit to issue any shares of capital stock of the Company or obligations or securities convertible into or exchangeable for capital stock of the Company, (iii) grant any stock appreciation rights, (iv) grant any Person any right to acquire any shares of capital stock of the Company or (v) declare, set aside or pay any dividend or make any distribution (whether payable in cash, stock or property) or payment in respect of its capital stock;
(k)    amend its charter or bylaws or comparable organizational documents;
(l)    merge with any other Person or permit any other Person to merge into it or consolidate with any other Person;
(m)    take any action that, individually or in the aggregate, is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Closing Date, or in any of the conditions set forth in Article 7 or 8 not being satisfied in any material respect or in a material violation of any provision of this Agreement, except, in each case, as may be required by Law or Applicable Requirements;
(n)    make or change any election, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment of or relating to the Company or its Subsidiary, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment upon or relating to the Company or its Subsidiary, provided that if such election, amendment, agreement, settlement, surrender, consent or other action would not have the effect of increasing the Tax liability or impacting the

Tax position of the Company or its Subsidiary for any taxable period (or portion thereof) beginning on or after the day after the Closing Date, prior written approval of Buyer shall not be required but Sellers shall provide or cause to be provided to Buyer prior written notice of such action;
(o)    except as set forth on Schedule 6.2(o), engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any Affiliate, or make any payment or distribution to any Affiliate (other than payments for services to an officer, director, manager or employee of the Company or its Subsidiary), except for transactions in the ordinary course of business consistent with past practice or involving immaterial amounts or terms; or
(p)    authorize, commit or agree to take any of the foregoing actions.

6.3	ACCESS.
Sellers shall allow Buyer upon reasonable notice at a mutually agreed upon time (i) to make such investigation of the business, properties, books and records of the Company and its Subsidiary, (ii) to conduct such examination of the condition of the Company and its Subsidiary, as Buyer reasonably deems necessary or advisable for purposes of an orderly integration of the Company and its Subsidiary by Buyer following Closing, and (iii) for other purposes reasonably consistent with this Agreement.

6.4	REGULATORY APPROVALS.
As soon as practicable after execution and delivery of this Agreement, Buyer and Sellers shall make all filings required under applicable Laws for consummation of the transactions contemplated hereby. Buyer and Sellers (collectively) shall each pay fifty percent (50%) of all filing fees in connection with any Hart Scott-Rodino filings. In addition, Buyer and Sellers will each furnish as promptly as practicable all information as may be reasonably required by any federal or state regulatory agency properly asserting jurisdiction in order that the requisite approvals for the transactions contemplated hereby may be obtained or to cause any applicable waiting periods to expire. Sellers and Buyer will, as soon as practicable, use commercially reasonable efforts to take, or cause to be taken, all action required to obtain as promptly as practicable all necessary Permits, consents, approvals, authorizations and agreements of, and to give all notices and reports and make all other filings with, any governmental or regulatory authority, necessary to authorize, approve or permit the consummation of the transactions contemplated hereby, and Buyer and Sellers shall cooperate with each other in good faith with respect thereto. To the extent such documents are publicly available, Buyer and Sellers shall promptly provide to each other copies of all applications, documents, correspondence and written comments that each of them or any of their Affiliates files with, sends to or receives from any regulatory or governmental agency, or the staff or supervisory agents of any of them, relating to this Agreement and the transactions contemplated herein, including any applications filed for the purpose of obtaining any necessary regulatory consents, approvals or waivers. Buyer and each Seller represents and warrants that all information concerning it, its Affiliates or their respective directors, officers, shareholders and subsidiaries (or submitted for inclusion) in any such application or filing shall be true, correct and complete in all material respects.

6.5	EFFORTS TO CLOSE.
Subject to the terms and conditions herein provided, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or appropriate to consummate and make effective the transactions contemplated hereby and to cause the fulfillment of the parties’ obligations hereunder.

6.6	AGENCIES.
Promptly after the execution of this Agreement, Sellers shall cause the Company and its Subsidiary to cooperate with Buyer to proceed to obtain any required Permits from any agencies necessary to complete the transactions contemplated by this Agreement. Sellers shall have the responsibility to cause the Company and its Subsidiary to use all commercially reasonable efforts to secure any such Permits from the Agencies, and Buyer shall cooperate and use all commercially reasonable efforts to secure any such Permit. Sellers shall pay all fees imposed by the Agencies and costs with respect to any Permits.

6.7	CONSENTS AND WAIVERS OF THIRD PARTIES.
Sellers shall cause the Company and its Subsidiary to use commercially reasonable efforts, and Buyer, upon request of Sellers, shall use commercially reasonable efforts to cooperate with Sellers, in attempting to secure any approvals or consents from (or file notices with or obtain waivers from) any third party required to consummate the transactions contemplated herein.

6.8	PRECLOSING TRANSACTIONS.
Sellers shall cause the Company and its Subsidiary to provide such information to Buyer as may be reasonably necessary to enable Buyer to arrange the pay off and termination at Closing of all the Company’s and its Subsidiary’s existing financing with third parties and shall cooperate with Buyer in the filing of UCC-3 termination statements and other similar instruments to effect the release of liens related thereto.

6.1	EMPLOYMENT.
Sellers shall cause CareerBliss, Inc. and its Subsidiaries to terminate the employment and all other service relationships of the Continuing Employees with such entities, effective as of the Closing Date, except (i) those Sellers listed on Schedule 9.3(a) may continue to serve as a director

(but not as an employee or other service provider) of CareerBliss, Inc. and (ii) not more than five Continuing Employees may devote not more than 20% of their respective business time to minor administrative services for CareerBliss, Inc. or its Subsidiaries for a period not to exceed six months after the Closing Date.

6.2	SECTION 280G.
(a)    Sellers shall obtain and deliver to Buyer, prior to the initiation of the requisite stockholder approval procedure under Section 6.10(b), a Parachute Payment Waiver from each Person who is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G) and who will or may, absent such Parachute Payment Waiver, receive or have the right or entitlement to receive a “parachute payment” (within the meaning of Section 280G) in connection with the transactions contemplated by this Agreement.
(b)     As soon as practicable following the delivery by the Company to the Buyer of the Parachute Payment Waivers, the Company shall provide adequate disclosure of, and submit to the stockholders of the Company for approval, in each case, in accordance with Section 280G, any payments and/or benefits that are subject to a Parachute Payment Waiver, such that, if approved by the Company’s stockholders in accordance with Section 280G, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G. Prior to the Closing, the Company shall deliver to the Buyer evidence reasonably satisfactory to the Buyer (i) that a Company stockholder vote was solicited in conformance with Section 280G, and the requisite Company stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Company stockholder vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and, as a consequence, pursuant to the Parachute Payment Waiver, all payments or benefits that would constitute “parachute payments” if paid or provided shall not be paid or provided. The Company shall use its commercially reasonable efforts to obtain the Section 280G Approval in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder (in either case, the “Section 280G Vote Materials”). The form of the Parachute Payment Waiver and any materials to be submitted to the Company’s stockholders in connection with the Section 280G Approval shall be subject to review and approval by Buyer, which approval shall not be unreasonably withheld.
ARTICLE 7
CONDITIONS TO THE COMPANY’S AND SELLERS’ OBLIGATIONS
The obligations of the Company and Sellers to consummate the transactions contemplated hereby on the Closing Date are subject, in the reasonable discretion of Sellers, to the satisfaction or waiver in writing, on or prior to the Closing Date, of each of the following conditions:

7.1	REPRESENTATIONS, WARRANTIES AND COVENANTS.

All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise consented to in writing by Sellers and except for the failure or failures of such representations and warranties to be so true and correct that (after excluding any effect of materiality qualifications as set forth in any such representation or warranty), in the aggregate, has not resulted in, or would not reasonably be expected to result in, a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement, and Buyer shall have performed in all material respects all agreements and covenants as required hereby to be performed by it prior to or at the Closing Date. There shall be delivered to Sellers a certificate (signed by the President or a Vice President of Buyer) to the foregoing effect.

7.2	CONSENTS.
Permits, consents, approvals and waivers from governmental and regulatory authorities and Agencies set forth in Schedule 4.10 necessary to permit Sellers to consummate the transactions contemplated hereby shall have been obtained; all conditions required to be satisfied prior to Closing imposed by the terms of such Permits, consents, approvals or waivers shall have been satisfied; and all waiting periods relating to such approvals shall have expired.

7.3	NO GOVERNMENTAL ORDERS.
None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of this Agreement or the transactions contemplated hereby.

7.4	CERTIFICATES.
Buyer will furnish Sellers with such certificates of its officers, directors and others to evidence compliance with the conditions set forth in this Article 7 as may be reasonably requested by Sellers.

7.5	CORPORATE AUTHORITY.
Sellers shall have received certified copies of resolutions adopted by the board of directors of Buyer approving the execution, delivery and performance of this Agreement.
ARTICLE 8
CONDITIONS TO BUYER’S OBLIGATIONS

The obligations of Buyer to consummate the transactions contemplated hereby are subject, in the reasonable discretion of Buyer, to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

8.1	REPRESENTATIONS, WARRANTIES AND COVENANTS.
All representations and warranties of each Seller and the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as consented to in writing by Buyer and except for the failure or failures of such representations and warranties to be so true and correct (after excluding any effect of materiality qualifications set forth in any such representation or warranty) that, in the aggregate, has not resulted in a Material Adverse Effect, and each Seller and the Company shall have performed in all material respects all agreements and covenants required hereby to be performed by them prior to or at the Closing Date.

8.2	CONSENTS.
Permits, consents, approvals and waivers from governmental and regulatory authorities and Agencies necessary to permit Buyer to consummate the transactions contemplated hereby set forth on Schedule 4.10 shall have been obtained as well as any other third party contacts required from nongovernmental and nonregulatory authorities and Agencies; all conditions required to be satisfied prior to the Closing imposed by the terms of such Permits, consents, approvals or waivers shall have been satisfied; and all waiting periods relating to such approvals shall have expired. For purposes of this Section 8.2, a consent or approval from a governmental authority or Agency shall not be deemed to have been obtained if in connection with the grant thereof there shall have been an imposition by such governmental authority or Agency of any condition, requirement, restriction or change of regulation, or any other action directly or indirectly related to such grant taken by such governmental authority or Agency, which, either alone or together with all such other conditions or requirements, requires the Company to be operated in a manner which is materially different from industry standards in effect on the date hereof and which materially adversely affects the business, financial condition, results of operations or prospects of the Company.

8.3	NO GOVERNMENTAL ORDERS.
None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins, conditions or prohibits the consummation of this Agreement or the transactions contemplated hereby.

8.4	CERTIFICATES.
The Company shall furnish Buyer with such certificates of its officers, directors and others to evidence compliance with the conditions set forth in this Article 8 as may be reasonably requested by Buyer.

8.5	PAYOFF LETTERS; REPAYMENT OF PROMISSORY NOTES.
The Company shall have delivered to Buyer satisfactory (a) payoff letters evidencing the repayment in full of the Indebtedness set forth on Schedule 8.5 and the release of all related liens on the assets of the Company and its Subsidiary, (b) evidence of the repayment or other satisfaction in full by Heidi Golledge of, the Secured Non-Recourse Promissory Note, dated September 20, 2007, between Heidi Golledge and the Company and (c) evidence of the distribution to the Sellers of, or the repayment in full by CareerBliss, Inc. of, the Revolving Promissory Note, dated February 28, 2013, between CyberCoders, Inc. and CareerBliss, Inc.

8.6	EMPLOYMENT.
Each of the Employment Agreements shall be in full force and effect and each Key Employee shall continue to be employed by the Company as of the Closing Date. Except as expressly provided with respect to service as a director as set forth in Section 9.3(a), the employment and all other service relationships of each Continuing Employee with CareerBliss, Inc. and its Subsidiaries shall have terminated, effective as of the Closing Date.

8.7	SECTION 280G.
The Company shall have timely delivered all Parachute Payment Waivers to Buyer prior to the solicitation of the Section 280G Approval and the Company shall have delivered to Buyer prior to Closing the Section 280G Vote Materials.
ARTICLE 9
ACTIONS BY SELLERS AND BUYER AFTER THE CLOSING

9.1	BOOKS AND RECORDS.
From and after the Closing, any books, records and files, relating to the business, properties, assets or operations of the Company or its Subsidiary, including to the extent that they pertain to the operations of the Company or its Subsidiary prior to the Closing Date (to the extent they remain in existence and available) shall become the property of Buyer. Except with respect to the retention of any books, records and files relating to Taxes, which shall be governed by Article 11 hereof, for a period ending on the second anniversary of the Closing Date, Sellers shall have the right to inspect and to make copies of the same at any time during normal business hours in connection with the audit, Tax, reporting or similar needs of Sellers arising in the ordinary course of business and for no other purposes whatsoever. Notwithstanding the foregoing, Sellers shall have the foregoing rights of inspection and copying related to any Litigation matter in which they are involved directly or indirectly, whether named or unnamed as a party, for the duration of any such Litigation. From and after the Closing, except as required by applicable Law, Sellers shall, and shall cause their Affiliates and authorized representatives to, hold all such information and any other confidential information that Sellers possess concerning the Company and its Subsidiary in confidence and not disclose to any third party any such confidential information possessed by it, and shall use any such information solely for the purposes delineated above unless such information (1) is disclosed with the prior written approval of Buyer, (2) is or becomes readily available to the public without breach of the terms hereof or (3) is required to be disclosed by Law, regulation, supervisory authority, other applicable judicial or governmental order or applicable stock exchange rules. In the event that this Agreement is terminated or the transactions contemplated by this Agreement otherwise fail to be consummated, Buyer will promptly cause all copies of documents or extracts thereof containing information and data as to Sellers or the Company to be returned to Sellers at Buyer’s expense, or (at Buyer’s option) confirm in writing to Sellers that Buyer has completely destroyed all such copies, documents, extracts, information and data.

9.2	FURTHER ASSURANCES.
On and after the Closing Date, Sellers, the Sellers’ Representative, the Company and Buyer will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

9.3	NONCOMPETITION AND NONSOLICITATION.
In further consideration for the payment of the Purchase Price and in order to protect the value of the Purchased Shares purchased by the Buyer (including the goodwill inherent in the Company and its Subsidiary as of the Closing), upon the Closing of the transactions contemplated by this Agreement, each Seller agrees as follows:
(a)    During the period beginning on the Closing Date and ending on the date which is three (3) years following the Closing Date, those Sellers listed on the attached Schedule 9.3(a) shall not, within the United States of America, without the prior written consent of Buyer, directly or indirectly, either for itself or for any other Person, (i) own, manage, control, participate in, consult with, render services for, permit his, her or its name to be used in connection with or in any other manner engage in all or any portion of the Business or (ii) participate in any business venture of any Person who is an officer, director or employee of the Company or its Subsidiary as of the Closing Date. For purposes of this Section 9.3, the term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, seller, franchisor, franchisee, creditor, or owner. Notwithstanding the foregoing, each of those Sellers listed on Schedule 9.3(a) shall, solely with respect to CareerBliss, Inc., be permitted to (i) continue to serve as a director (but not an employee or other service provider) of CareerBliss, Inc. and (ii) own shares of capital stock of CareerBliss, Inc.
(b)    Sellers agree that, for a period beginning on the date of this Agreement and ending on the date three (3) years following the Closing Date, neither Sellers nor their Affiliates or representatives will, directly or indirectly, (i) solicit for employment or hire any of the Continuing Employees or (ii) call on, solicit, or service any customer, supplier, licensee, licensor or other business relation of the Company or its Subsidiary (a “Business Client”) with respect to products or services that have been provided by the Company or its Subsidiary, are currently being provided by the Company or its Subsidiary or which the Company or its Subsidiary is currently in the process of developing; or encourage, induce or solicit, or attempt to encourage, induce or solicit, any Business Client to cease doing business with the Company or its Subsidiary; provided, however, that it is understood that this Section 9.3(b) shall not, in the case of clause (i), prohibit generalized solicitations by advertising and the like which are not directed to the Continuing Employees. Notwithstanding the foregoing, clause (ii) of this Section 9.3(b) shall not be interpreted in such a way as to way restrict CareerBliss, Inc. from conducting its business as conducted as of the date of this Agreement.
(c)    Sellers acknowledge that the restrictions and agreements contained in this Section 9.3 are reasonable and necessary to protect the legitimate interests of Buyer, and that any violation of this Section 9.3 will cause substantial and irreparable injury to Buyer that would not be quantifiable and for which no adequate remedy would exist at law and agrees that injunctive relief, in addition to all other remedies, shall be available therefor. Sellers further acknowledge that the restrictions and agreements contained in this Section 9.3 are integral to this Agreement and the transactions contemplated hereby and that without the protection of such restrictions and agreements, Buyer would not have entered into this Agreement.
(d)    It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 9.3, any term, restriction, covenant, or promise is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall not thereby be terminated but that it shall be deemed modified to the extent necessary to make it enforceable by such court or agency and, if it cannot be so modified, that it shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such modification or amendment in any event to apply only with respect to the operation of this Section 9.3 in the particular jurisdiction in which such adjudication is made.

9.4	POST-CLOSING COOPERATION AND RETENTION OF RECORDS.
(c)    Buyer and Sellers agree that following the Closing, each party and/or their independent auditors shall have reasonable access during normal business hours to the books and records of the Company and its predecessors applicable to the period prior to the Closing and shall have the reasonable assistance and cooperation of appropriate personnel consistent with assistance and cooperation furnished during the period prior to the Closing, in each case in connection with the audit, reporting, Litigation or similar needs of Sellers. This Section 9.4(a) shall not apply to any books, records or other matters relating to Taxes.
(d)    Following the Closing, Buyer shall, and shall cause the Company to, (i) subject to the last sentence of this Section 9.4(b), preserve and keep (x) the records of the Company held by the Company prior to the Closing relating to the business of the Company (including personnel records) for so long as and to the extent required by applicable Law (but in no event less than three years after the Closing Date) and (ii) to the extent permitted by applicable Law, make such records and personnel available to Sellers and their Affiliates, subject to customary confidentiality commitments reasonable under the circumstances, as may be reasonably required by any such party in connection with any insurance claims by, legal proceedings against or investigations by any governmental authority of, Sellers or any of their Affiliates or for similar matters or to enable Sellers to comply with their obligations under applicable Law and this Agreement. In the event Buyer or any of its Affiliates wishes to destroy any such records after that time in accordance with its normal document retention policy, then Buyer shall (or shall cause such Affiliate to) give 30 days’ prior written notice to Sellers and (to the extent permitted by applicable Law) Sellers shall have the right at its option and expense, upon prior written notice given within such 30-day period, to take possession of the records within sixty days after the date such notice is given. Sellers shall reimburse Buyer for the cost incurred by Buyer of providing such assistance (including reasonably allocated charges for the cost of the time of any Buyer or any Company employees made available to Sellers). This Section 9.4(b) shall not apply to any books, records or other matters relating to Taxes.

9.5	POST-CLOSING D&O INSURANCE.
Buyer shall, and the Buyer shall cause the Company and its Subsidiary to, (i) maintain, at no expense to the beneficiaries, in effect for six (6) years from the Closing, the current policies of the directors’, managers’ and officers’ liability insurance maintained by the Company and its Subsidiary (the “Current D&O Insurance”) with respect to matters existing or occurring at or prior to the Closing, so long as the annual premium therefor would not be in excess of one hundred fifty percent (150%) of the last annual premium paid prior to the Closing (such one hundred fifty percent (150%), the “Maximum Premium”), or (ii) purchase a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance (a “Reporting Tail Endorsement”)

and maintain such endorsement in full force and effect for its full term; provided, however, that Buyer may, in lieu thereof, and shall have the final decision making ability to, purchase a substitute policy with the same coverage limits and substantially similar terms as in the Reporting Tail Endorsement proposed to be purchased by the Company and its Subsidiary. If the Company’s and Subsidiary’s existing insurance expires, is terminated or canceled during such six (6) year period or exceeds the Maximum Premium, the Company shall obtain, and Buyer shall cause the Company and its Subsidiary to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the indemnified parties than the Current D&O Insurance. However, prior to the Company and its Subsidiary taking any actions on this expiration, termination or cancellation during such six (6) year period, described in the previous sentence, Buyer shall be provided the opportunity and have the final decision making ability to purchase as much directors’, managers’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the indemnified parties than the Current D&O Insurance.

9.6	RESTRICTED STOCK UNITS.
(a)    As soon as reasonably practicable after the Closing, Buyer shall grant an aggregate pool of 50,000 restricted stock units (the “RSU Pool”) to certain Continuing Employees. Schedule 9.6 sets forth the Continuing Employees who shall receive restricted stock units from the RSU Pool, including the number of restricted stock units from the RSU Pool to which each such Continuing Employee is entitled to be granted. Such restricted stock units will vest, subject to the Continuing Employee’s continued employment with the Company through the applicable vesting date and otherwise in accordance with the terms and conditions of the applicable restricted stock unit agreement, as to (i) one-half of the restricted stock units granted to such Continuing Employee on the second anniversary of the Closing, and (ii) one-sixteenth of the restricted stock units granted to such Continuing Employee on the next eight quarterly anniversaries of the Closing immediately following such second anniversary. Subject to the foregoing, the restricted stock units in the RSU Pool shall be granted pursuant to the terms and conditions set forth on the form attached hereto as Exhibit D and the plan pursuant to which such restricted stock units are granted.
ARTICLE 10
INDEMNIFICATION AND MUTUAL RELEASE

10.1	INDEMNIFICATION BY SELLER.
(e)    INDEMNIFICATION. Subject to the provisions of this Section 10.1 and except as provided in Section 10.3 hereof, each Seller, severally, based on his, her or its pro rata percentage set forth in Exhibit A, shall save, defend, indemnify and hold harmless Buyer, the Company, and their respective Affiliates, and each of their respective past, present and future directors, officers, agents and representatives (together, the “Buyer Indemnified Parties”) from and against, and shall promptly reimburse such Buyer Indemnified Parties for, any and all Losses incurred by such Buyer Indemnified Party and arising out of or resulting from:
(1)    the inaccuracy of any representation or warranty made by the Company or Sellers in this Agreement or in any Related Document; or
(2)    the failure by the Company or Sellers to perform any obligation or covenant in this Agreement or in any Related Document;
provided that in the case of Losses arising out of or resulting from the inaccuracy of any of the Individual Reps made by a given Seller in Article 4 or any covenant to be performed or complied with by a given Seller, such Seller who made such representation or who breached such covenant shall be severally responsible for the entire indemnification obligation in respect of such Losses pursuant to this Section 10.1(a).
(f)    LIMITS ON LIABILITY. No Buyer Indemnified Party shall seek reimbursement or indemnification from Sellers for Losses under Section 10.1(a) until the Buyer Indemnified Parties, as a group, have suffered among them aggregate Losses under Section 10.1(a) in excess of $500,000 (the “Basket”), in which event the Buyer Indemnified Parties, as a group, may seek reimbursement or indemnification from Sellers severally based on each Seller’s pro rata percentage set forth in Exhibit A solely for the amount of such Losses in excess of the Basket. No Seller shall have any obligation under Section 10.1(a) to pay by way of indemnification any amounts exceeding ten percent (10%) of the portion of the Purchase Price actually paid to such Seller (the “Cap”). Notwithstanding the foregoing, the Basket and Cap shall not apply to (i) Losses resulting from breaches of the representations and warranties contained in Section 4.1 (Organization Of The Company), Section 4.2 (Capital Stock), Section 4.3 (Authorization), Section 4.4 (Subsidiaries), Section 4.13 (No Brokers), Section 4.14 (Intellectual Property and Technology), Section 4.15 (Taxes), Section 4.18 (Receivables) and Section 4.20 (Labor Matters), (ii) Losses described in Sections 11.2(a)(A) and 11.2(a)(B), (iii) Losses resulting from breaches of the obligations and covenants of the Sellers and the Company in this Agreement or in any Related Document, (iv) or any Losses resulting from fraud or intentional misrepresentation.
(g)    EXCLUSION FROM LIABILITY. Notwithstanding anything else to the contrary in this Agreement, and in addition to any other limitations and exclusions set forth in this Agreement, Sellers shall not indemnify or hold harmless any Buyer Indemnified Party, and no Buyer Indemnified Party shall seek reimbursement or indemnity from Sellers for any Losses, unless written demand for reimbursement of such Losses is made no later than March 15, 2015, except that such time limitation shall not apply to the extent a Buyer Indemnified Party seeks reimbursement or indemnification for Losses resulting from (A) breaches of any representations and warranties set forth in (x) Section 4.14, Section 4.16 or Section 4.20, in which case written demand for reimbursement or indemnification must be made within three (3) years from the Closing Date, (y) Sections 4.1, 4.2, 4.3, 4.4 or 4.13, in which case written demand for reimbursement or indemnification may be made at any time after Closing, and (z) Sections 4.15, 11.2(a)(A) or 11.2(a)(B), in which case written demand for reimbursement or indemnification must be made prior to the time period set forth in Section 11.2(e), or (B) Losses resulting from breaches of the obligations and covenants of the Sellers and the Company in this Agreement or in any Related Document. The representations and warranties of the Company and Sellers herein shall survive the Closing until March 15, 2015 or, if applicable, the time periods set forth in clause (A) of the preceding sentence. Any such written demand must (i) set forth actual Losses that have begun to accrue but in respect of which the total liability has not yet been fixed or (ii) contain a notice from a third party of a claim that will cause actual Losses to accrue after such applicable survival period, including without limitation, pending curtailments, lawsuits or government investigations, in which case the applicable survival period will be extended in order to cover the finally determined Losses related thereto.

10.2	INDEMNIFICATION BY BUYER.
(e)    Subject to the provisions of this Section 10.2 and except as provided in Section 10.3 hereof, Buyer shall save, defend, indemnify and hold harmless Sellers and their respective Affiliates and their respective past, present and future agents and representatives (together, the “Seller Indemnified Parties”) from, and shall promptly reimburse such Seller Indemnified Parties for, any Losses incurred by or assessed against such Seller Indemnified Party and arising out of or resulting from:
(1)    the inaccuracy of any representation or warranty made by Buyer in this Agreement or in any Related Document; or
(2)    the failure by Buyer to timely perform any obligation or covenant in this Agreement or in any Related Document.
(f)    Notwithstanding anything else to the contrary in this Agreement, and in addition to any other limitations and exclusions set forth in this Agreement, Buyer shall not indemnify or hold harmless any Seller Indemnified Party, and no Seller Indemnified Party shall seek reimbursement or indemnity from Buyer for any Losses, unless written demand for reimbursement of such Losses is made no later than March 15, 2015, except that such time limitation shall not apply to the extent Sellers seek reimbursement or indemnification for breach of any representations and warranties set forth in Sections 5.1 or 5.2, in which case written demand for reimbursement may be made at any time after Closing. Any such written demand must (i) set forth actual liabilities that have begun to accrue but in respect of which the total liability may not yet have been fixed or (ii) contain a notice from a third party of a claim that will cause actual liabilities to accrue after such applicable survival period, including without limitation, pending curtailments, lawsuits or government investigations, in which case such survival period will be extended in order to cover the finally determined liabilities related thereto.

10.3	COORDINATION WITH TAX INDEMNITY.
Except as expressly provided in Article 11 hereof, the provisions of this Article 10 shall not apply to (i) any representations or warranties under Section 4.15 hereof, (ii) any obligations or covenants contained in Article 11 hereof and (iii) any other provision of this Agreement providing any representation, warranty or covenant relating to Taxes. Article 11 shall provide the exclusive means for indemnity under this Agreement for any indemnity for Losses relating to Taxes.

10.4	INDEMNIFICATION PROCEDURE; THIRD PARTY CLAIMS.
(a)    Promptly after receipt by an indemnified party under Section 10.1 or 10.2 of notice of the commencement of any Litigation against it, such indemnified party will, if a claim is to be made against any indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice. As used herein, the term “indemnifying party”, when referring to the obligation of the Sellers to indemnify the Buyer Indemnified Parties pursuant to Section 10.1, shall be deemed to refer to the Sellers’ Representative on behalf of the Sellers.
(b)    If an indemnified party gives notice to the indemnifying party pursuant to Section 10.4(a) of the assertion of a third-party claim, the indemnifying party shall be entitled to participate in the defense of such third-party claim, or to the extent that it wishes (unless (i) the indemnifying party is also a party against whom the third-party claim is made and the indemnified party determines in good faith that joint representation would be inappropriate or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such third-party claim and provide indemnification with respect to such third-party claim), to assume the defense of such third-party claim at its sole cost and expense with counsel satisfactory to the indemnified party; provided that the indemnified party shall have the right, but not the obligation, to participate, at its own cost and expense, in the defense of such third party claim. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such third-party claim, the indemnifying party shall not, so long as it diligently conducts such defense, be liable to the indemnified party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such third-party claim, in each case subsequently incurred by the indemnified party in connection with the defense of such third-party claim, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a third-party claim, (iii) such assumption will conclusively establish for purposes of this Agreement that the claims made in that third-party claim are within the scope of and subject to indemnification, and (iv) no compromise or settlement of such third-party claims may be effected by the indemnifying party without the indemnified party‘s consent unless (A) there is no finding or admission of any violation of legal requirement or any violation of the rights of any party; (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (C) the indemnified party shall have no liability with respect to any compromise or settlement of such third-party claims effected without its consent. If notice is given to an indemnifying party of the assertion of any third-party claim and the indemnifying party does not, within ten (10) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such third-party claim, the indemnifying party will be bound by any determination made in such third-party claim or any compromise or settlement effected by the indemnified party. With respect to any third-party claim subject to indemnification under this Article 10: (v) both the indemnified party and the indemnifying party, as the case may be, shall keep the other party fully informed of the status of such third-party claim and any related proceedings at all stages thereof where such party is not represented by its own counsel, and (vi) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any third-party claim.
(c)    Notwithstanding the foregoing, if an indemnified party determines in good faith that (i) there is a reasonable probability that Litigation may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement and such non-monetary claim is not merely incidental to any such monetary claim, or (ii) the indemnifying party fails to diligently conduct the defense of such third party claim, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Litigation, but the indemnifying party will not be bound by any determination of Litigation so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).
(d)    In calculating Losses there shall be deducted (retroactively, if necessary) (i) any insurance proceeds actually recovered in respect thereof (and no right of subrogation shall accrue hereunder to any insurer), (ii) any amount specifically accrued or reserved against as a liability on the Closing Date Balance Sheet with respect to such Losses (or, in the case of any such Loss comprised of the loss of, or reduced value of, any asset, the extent to which such asset was written down on the Closing Date Balance Sheet to reflect such reduction in value), (iii) any Tax benefit which the indemnified party actually recognizes in the taxable year in which such Loss is incurred as a result of incurring such Loss, and (iv) any amounts actually recovered from third Persons pursuant to indemnification or otherwise with respect thereto. Any indemnified party will use commercially reasonable efforts to recover insurance proceeds under its insurance policies that provide coverage with respect to a Loss; provided that Losses indemnifiable hereunder shall include any cost to the indemnified party associated with such insurance recovery, including a reasonable estimate of increased future premiums or other insurance costs of the indemnified party. Buyer and Sellers agree that, for purposes of computing the amount of any indemnification payment under this Article 10 or Article 11 hereof, any such indemnification payment shall be treated as an adjustment to the Purchase Price for all Tax purposes.
(e)    An indemnified party shall make commercially reasonable efforts to mitigate any actual or potential Loss to the extent required by applicable Law, and the failure to do so shall result in a reduction in the indemnifying party’s indemnification obligation hereunder but only to the extent such efforts would have mitigated the Loss; provided that such obligation to mitigate shall not apply to the extent this Article 10 expressly provides otherwise (for the avoidance of doubt, and by way of example, the provisions of Section 10.4(d) are intended to expressly modify such mitigation obligation). The indemnifying party shall have the right, but not the obligation, and shall be afforded the opportunity by the indemnified party to the extent reasonably possible, to make commercially reasonable efforts to minimize damages before such damages actually are incurred by the indemnified party.
(f)    To the extent that an indemnified party is otherwise indemnified or compensated for any claim for which indemnification may be asserted under this Article 10 pursuant to any other provision in this Agreement (including but not limited to pursuant to the Working Capital adjustment set forth in Section 2.5 of this Agreement), then that indemnified party shall not be entitled to any duplicative recovery for that matter as an indemnification claim pursuant to this Article 10.
(g)    The parties agree that, other than as provided in Section 2.5, Section 9.3, and Article 11, and other than claims for specific performance, injunctive relief or other equitable remedies, from and after the Closing the remedies provided in this Article 10 shall be the sole and exclusive remedies for any indemnity claim or for a breach of the Company’s, Buyer’s, and Sellers’ representations, warranties, covenants or agreements contained in this Agreement, absent fraud, intentional misrepresentation or willful breach.
(h)    The parties covenant and agree that in the event (i) any indemnity is actually paid to a Buyer Indemnified Party by or on behalf of the Sellers pursuant to this Agreement due to a breach of Section 4.18 based solely upon the uncollectibility of any account receivable or (ii) any adjustment of Working Capital that is actually paid to a Buyer Indemnified Party pursuant to Section 2.5 of this Agreement as a direct result of the uncollectibility of an account receivable, then in either event such portion of the account receivable subject to such indemnification or adjustment, as the case may be, which was written off in connection with such uncollectibility will be assigned to the Sellers.
(i)    The right to indemnification or other remedy based on the representations, warranties, covenants and agreements contained herein will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

10.5	PROCEDURE FOR INDEMNIFICATION – OTHER CLAIMS.
A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought. The indemnifying party shall have twenty (20) days after its receipt of such notice to respond to the claim(s) described therein, which response shall set forth, in reasonable detail, the indemnifying party’s objection(s) to the claim(s) and its bases for such objection(s) (a “Claim Response”). If the indemnifying party fails to timely deliver a Claim Response to the indemnified party, the indemnifying party shall be deemed to have accepted the claim(s) and its indemnification obligation with respect thereto. If the indemnifying party timely delivers a Claim Response to the indemnified party, the indemnified party and the indemnifying party shall negotiate the resolution of such claim(s) for a period of not fewer than thirty (30) days after delivery of the Claim Response. If the indemnified party and the indemnifying party are unable to resolve such claim(s) within such time period, the claim(s) shall be resolved by arbitration pursuant to Section 12.21 hereof.

10.6	PAYMENT OF AMOUNTS DUE FOR INDEMNIFICATION.
(c)    Within five (5) Business Days after it is determined pursuant to this Article 10 that any amount is due to a Buyer Indemnified Party, Buyer shall be entitled to recover such amount first from any remaining proceeds in the Escrow Account and in the event such amount exceeds the remaining proceeds in the Escrow Account, then Buyer shall be entitled to recover such shortfall amount directly from Sellers, severally, based on their respective pro rata percentages set forth in Exhibit A, subject in all cases, to the other terms and conditions of this Article 10.
(d)    Within five (5) Business Days after it is determined pursuant to this Article 10 that any amount is due to a Seller Indemnified Party, Buyer shall pay such amount to an account or accounts designated by the Sellers’ Representative.

(e)    In no event shall any Buyer Indemnified Party be entitled to offset any amount due to a Buyer Indemnified Party against any Earnout Amount to which any Sellers are entitled.

10.7	MUTUAL RELEASE.
(a)    Effective as of the Closing, in consideration of the mutual covenants and agreements contained herein, including the consideration to be received by him or her, each of the Sellers (each, a “Seller Releasing Person”) hereby irrevocably releases and forever discharges Buyer, the Company and their respective parents, Subsidiaries, Affiliates (other than a Seller Releasing Person to the extent that such Seller Releasing Person would be deemed such an Affiliate for purposes of this Agreement), divisions and predecessors and their respective past and present shareholders, directors, officers, members, managers, partners (general or limited), agents, employees and Affiliates (other than Seller Releasing Persons to the extent that they would be deemed Affiliates for purposes of this Agreement), and the successors, heirs, assigns, executors and administrators to the foregoing (collectively, the “Buyer Released Persons”), of and from any and all manner or causes of action and actions, claims, suits, rights, debts, sums of money, covenants, contracts, damages and judgments whatsoever, in law or in equity, which such Seller Releasing Person ever had, now has or which he hereafter can, shall or may have, against the Buyer Released Persons, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, for, upon or by reason of any matter relating to the Company, and arising at any time on or prior to the Closing Date, whether in such Seller Releasing Person’s capacity as an equityholder, director, officer, holder of Indebtedness or otherwise, and the Buyer Released Persons shall not have liability with respect thereto; provided, however, that such release shall not cover claims or liabilities for amounts owed pursuant to, or other rights set forth in, or other claims arising in connection with this Agreement or any agreement ancillary to this Agreement; provided further that, notwithstanding the preceding proviso, such release shall be deemed an irrevocable waiver and release by the Sellers of the Company and its Subsidiary from any right of contribution or right of indemnity from or against the Company or its Subsidiary with respect to any indemnification payments by the Sellers to the Buyer Indemnified Parties pursuant to this Agreement.
(b)    Effective as of the Closing, in consideration of the mutual covenants and agreements contained herein, including the consideration to be received, each of Buyer and the Company (each, a “Buyer Releasing Person”) hereby irrevocably releases and forever discharges each of the Sellers and their successors, heirs, assigns, executors and administrators (collectively, the “Seller Released Persons”), of and from any and all manner or causes of action and actions, claims, suits, rights, debts, sums of money, covenants, contracts, damages and judgments whatsoever, in law or in equity, which such Buyer Releasing Person ever had, now has or which he hereafter can, shall or may have, against the Seller Released Persons, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, for, upon or by reason of any matter relating to the Company, and arising at any time on or prior to the Closing Date, whether in such Buyer Releasing Person’s capacity as an equityholder or otherwise, and the Seller Released Persons shall not have liability with respect thereto; provided, however, that such release shall not cover claims or liabilities for amounts owed pursuant to, or other rights set forth in, or other claims arising in connection with this Agreement or any agreement ancillary to this Agreement.
(c)    Each Seller Releasing Person acknowledges and agrees that the release set forth in this Section 10.7 applies to all claims or liabilities of any nature whatsoever, whether at law or in equity, whether known or unknown, fixed or contingent, suspected or unsuspected, foreseen or unforeseen, that it may have against the Buyer or the Company or any of their respective Affiliates with respect to the matters being released hereunder. Each Seller Releasing Person expressly acknowledges that he or she is familiar with Section 1542 of the California Civil Code, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
(d)    Each Buyer Releasing Person acknowledges and agrees that the release set forth in this Section 10.7 applies to all claims or liabilities of any nature whatsoever, whether at law or in equity, whether known or unknown, fixed or contingent, suspected or unsuspected, foreseen or unforeseen, that it may have against the Sellers, or any of their respective successors, heirs, assigns, executors and administrators with respect to the matters being released hereunder. Each Buyer Releasing Person expressly acknowledges that it is familiar with Section 1542 of the California Civil Code, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
(e)    Each Seller Releasing Person and Buyer Releasing Person acknowledges that the significance and consequence of this waiver of Section 1542 of the California Civil Code is that even if he or she or it should eventually suffer additional damages arising out of claims or liabilities released in this Agreement, he or she or it will not be able to make any claim for those damages. Each Seller Releasing Person and Buyer Releasing Person expressly waives and relinquishes any and all rights and benefits which he may have under Section 1542 of the California Civil Code.
ARTICLE 11
TAXES

11.1	TRANSFER TAXES.
All sales, use, transfer, documentary, stamp, registration and other similar Taxes that are payable in connection with the transactions contemplated by this Agreement shall be borne one-half by Buyer and one-half by Sellers. The party required by applicable law to file any Tax Returns and other documentation with respect to any such Taxes shall prepare and file such Tax Returns and Buyer and Sellers shall each, and shall each cause its Affiliates to, cooperate in the timely preparation and filing of, and join in the execution of, any such Tax Returns and other documentation.

11.2	INDEMNIFICATION FOR TAXES.
(e)    Except as otherwise provided herein, Sellers shall be liable for and shall indemnify the Buyer Indemnified Parties for (x) any Losses attributable to (i) any Taxes of any member (other than the Company or its Subsidiary) of an affiliated, consolidated, combined or unitary group of which the Company or its Subsidiary is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law, (ii) any Taxes that are imposed on the Company or its Subsidiary for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, (iii) any Taxes of any person (other than the Company or its Subsidiary) liability for which is imposed on the Company or its Subsidiary as a transferee or successor, by contract or otherwise, pursuant to a transaction or contract or other indemnification obligation that occurs or arises before the Closing, and (iv) any Taxes that are imposed on the Company or its Subsidiary for any taxable year or period in connection with the spinoff of the CareerBliss Division pursuant to the Contribution and Distribution Agreement, dated as of February 28, 2013, by and among the Company, CyberCoders, Inc., a California corporation, and CareerBliss, Inc., a California corporation; and (y) any Losses (including Taxes) for which the Company or its Subsidiary, Buyer or any of Buyer’s Affiliates become liable as a result of the inaccuracy of any representation or warranty relating to Taxes made by Sellers in Section 4.15 of this Agreement. Without limiting the generality of the foregoing or any other provision hereof, Sellers shall be liable for and shall indemnify the Buyer Indemnified Parties for any Losses (including Taxes) for which the Company or its Subsidiary, Buyer or any of Buyer’s Affiliates become liable as a result of (A) the inaccuracy of any representation or warranty made by Sellers in Section 4.15(j) of this Agreement, considered without giving effect to any exceptions to such representation set forth on the Disclosure Schedules, and (B) the non-payment, forgiveness or recharacterization of any advances or loans to service providers of the Company or its Subsidiary and, for purposes of these Sections 11.2(a)(A) and 11.2(a)(B), Losses shall include (without limitation) the cost of any tax gross-up or make-whole payments paid to or on behalf of any service provider(s) of the Company or its Subsidiary in connection with the remediation of any such breach (disregarding any disclosures on the Disclosure Schedules, non-payment, forgiveness or recharacterization, as applicable). Notwithstanding the foregoing, Sellers shall have no obligation pursuant to this Section 11.2(a) for any Taxes or Losses that are accrued or reserved as a liability on the Closing Date Working Capital. In determining whether any transaction occurs on the Closing Date, it is expressly understood and agreed that amounts included as Company Transaction Expenses and Change of Control Payments shall be treated as deductions in the Tax Returns for taxable periods ending on the Closing Date to the extent such amounts are deductible in such taxable periods under any provision of the Code and the Treasury Regulations thereunder. Buyer and its includible Affiliate or Affiliates, will file a consolidated federal income tax return including the income of the Company for the period beginning on the day after the Closing Date. Tax Returns for the period ending on the Closing Date will be prepared by closing the books at the end of the Closing Date under the general provisions of Treasury Regulation 1.1502-76(b)(1)(ii)(A) and (b)(2)(i), and no election will be made under Treasury Regulation 1.1502-76(b)(2)(ii)(D).
(f)    Sellers shall be entitled to any refund of Taxes of the Company or its Subsidiary attributable to taxable periods ending on or before to the Closing Date, net of any cost to Buyer and its Affiliates attributable to the obtaining and receipt of such refund, provided that (1) such Taxes were paid by the Company or its Subsidiary prior to the Closing or by Sellers after the Closing, (2) such refund is actually recognized by Buyer or its Subsidiaries (including the Company and its Subsidiary), whether as a refund or reduction in Taxes payable, after the Closing, (3) such refund does not arise as the result of a carryback of a loss or other Tax benefit from a taxable period (or portion thereof) beginning after the Closing Date, and (4) such refund was not reflected on the Closing Date Working Capital and taken into account in the calculation of Purchase Price as finally determined. Buyer shall pay, or cause to be paid, to Sellers any amount to which Sellers are entitled pursuant to the prior sentence within fifteen (15) Business Days of the receipt of the applicable refund or credit by Buyer or its Subsidiaries. To the extent such refund is subsequently disallowed or required to be returned to the applicable Tax authority, Sellers agree promptly to repay the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Tax authority, to Buyer.
(g)    For purposes of Section 11.2(a), whenever it is necessary to determine the liability for Taxes of the Company or its Subsidiary for a Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle

Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Company or its Subsidiary for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company or its Subsidiary were closed at the close of the Closing Date, provided, however, that (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and Taxes calculated on a periodic basis (such as real property Taxes and other ad valorem Taxes) shall be apportioned ratably between such periods on a daily basis, and (ii) any extraordinary item within the meaning of Treasury Regulations Section 1.1502-76(b)(2)(ii)(C) that occurs or results from a transaction that takes place after the Closing on the Closing Date shall be treated as occurring at the beginning of the day following the Closing Date.
(h)    The provisions of Sections 10.3, 10.4(d), 10.4(e) (other than 10.4(g) and 10.4(h)) shall apply for purposes of the indemnification provisions of this Section 11.2 and the contest provisions of Section 11.5.
(i)    Notwithstanding anything else to the contrary, Sellers shall not indemnify or hold harmless any Buyer Indemnified Party, and no Buyer Indemnified Party shall seek reimbursement or indemnity from Sellers, for any Losses pursuant to Section 11.2(a)(y) unless written demand for reimbursement of such Losses is made within one month following the expiration of the applicable statute of limitations, including any applicable tolling period.

11.3	PAYMENTS.
Any payment by Buyer or Seller under this Article 11 or under Article 10, or any payment by Buyer or Sellers under Section 2.5 of the difference between the Estimated Purchase Price and the Final Purchase Price (determined under Sections 2.2 and 2.5 hereof), shall be treated by Buyer and Sellers as an adjustment to the Final Purchase Price for Tax purposes if payment occurs after the Closing Date.

11.4	TAX RETURNS.
(b)    Sellers shall file or cause to be filed when due (x) all Tax Returns by or with respect to the Company and its Subsidiary that are due before the Closing Date, and (y) all income and franchise Tax Returns and other Tax Returns either (i) measured by or based on net income or (ii) measured by or based on equity that, in either case, are required to be filed by or with respect to the Company and its Subsidiary for taxable years or periods ending on or before the Closing Date and shall pay (or cause to be paid by the Company prior to the Closing) any Taxes due in respect of the Tax Returns described in clauses (x) and (y) for which Sellers are liable pursuant to Section

11.2(a); provided that the Tax Returns described in clauses (x) and (y) shall be submitted to Buyer not later than thirty (30) days prior to the due date for filing of such Tax Returns (or if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date), Buyer shall have the right to review such Tax Returns, and Sellers’ Representative shall consider in good faith any reasonable comments that Buyer submits to Sellers’ Representative within ten (10) days after receipt of such Tax Returns. Buyer shall file, or cause to be filed when due, all Tax Returns with respect to the Company and its Subsidiary other than those described in the previous sentence and shall remit any Taxes due in respect of such Tax Returns. Sellers shall pay by wire transfer to Buyer the Taxes for which Sellers are liable pursuant to Section 11.2(a) but which are payable with Tax Returns to be filed by Buyer pursuant to the previous sentence at least three days prior to the due date for the payment of such Taxes.
(c)    All Straddle Period Tax Returns to be filed by Buyer pursuant to Section 11.4(a) (x) shall be prepared in a manner consistent with past practice (unless the positions that would otherwise be taken in accordance with past practice have no “reasonable basis” within the meaning of Code Section 6662(d) (or comparable state, local, or foreign law) or are not reasonable positions) and (y) shall be submitted to Sellers’ Representative not later than thirty (30) days prior to the due date for filing of such Tax Returns (or if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date). The Sellers’ Representative shall have the right to review such Straddle Period Tax Returns and Buyer shall consider in good faith any reasonable comments that Sellers’ Representative submits to Buyer within ten (10) days after receipt of such Tax Returns.
(d)    The Buyer will not carry back (nor permit the Company to carry back) to any period ending on or before the Closing Date (treating for this purpose such date as the end of a short taxable year) any losses, deductions, or credits giving rise to a refund of Taxes for such period without Seller’s prior written consent, which consent shall not be unreasonably withheld.
(e)    None of Buyer or any Affiliate of Buyer shall (or shall cause or permit the Company to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Company with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld.
(f)    With respect to any taxable period for which Sellers are responsible to prepare and file a Tax Return pursuant to this Section 11.4, Buyer, if so requested by Sellers’ Representative, shall promptly cause the Company to prepare and provide to Sellers’ Representative a package of tax information materials (the “Tax Package”), which shall be completed in accordance with past practice including past practice as to providing the information, schedules and work papers and as to the method of computation of separate taxable income or other relevant measure of income of the Company. Buyer shall cause the Tax Package for the portion of the taxable period ending on the Closing Date to be delivered to Sellers’ Representative within 120 days after the Closing Date. Sellers’ Representative shall reimburse Buyer for out of pocket costs incurred in preparing the Tax Package.

11.5	CONTEST PROVISIONS.
(f)    In the event (i) Sellers or their Affiliates or (ii) Buyer or its Affiliates receive notice of any pending or threatened Tax audits or assessments or other disputes concerning Taxes (each, a “Tax Proceeding”) with respect to which the other party may incur liability under Article 11 hereof, the party in receipt of such notice shall promptly notify the other party of such matter in writing, provided that failure to comply with this provision shall not affect a party’s right to indemnification hereunder unless such failure materially and adversely affects the indemnifying party’s ability to challenge or participate in such Tax Proceeding in accordance with the provisions of this Section 11.5.
(g)    Sellers’ Representative shall have the sole right to represent the interests of the Company or its Subsidiary in any Tax Proceeding relating to taxable periods ending on or before the Closing Date and to employ counsel of his choice at its expense. Notwithstanding the foregoing, Sellers’ Representative shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes that would adversely affect the liability for Taxes of Buyer or the Company or its Subsidiary for any period after the Closing Date to any extent (including, but not limited to, the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of the loss or credit carryforwards) without the prior written consent of Buyer, which consent shall not be unreasonably withheld, provided that such consent shall not be necessary to the extent that Sellers have indemnified Buyer against the effect of any such settlement.
(h)    In the case of any Tax Proceeding with respect to any Straddle Period or period beginning after the Closing Date that relates to matters for which Sellers could be obligated to indemnify any person as the result of a breach of any of Sellers’ representations set forth in Section 4.15 (“Breach Matter”): (i) if the Tax Proceeding involves a claim for Taxes that would be borne, pursuant to Section 11.2(a), by Sellers if the Tax authority were successful with respect to such claim (a “Seller Tax Claim”), then unless the Tax Proceeding relates to a Tax Return of a consolidated, combined, unitary or affiliated group of which Buyer or any Affiliate of Buyer (other than the Company or any successor to the Company) is the common parent, Sellers’ Representative shall control such claim; and (ii) in any other event, Buyer shall control such claim. If the Buyer is entitled to control a Tax Proceeding described in this Section 11.5(c) relating to a Breach Matter,

Buyer shall have the right to represent the interests of the Company with respect to such Tax Proceeding and to determine whether, when and on what terms to settle such Tax Proceeding to the extent that it relates to a Breach Matter; provided, however, that (i) Buyer shall keep Sellers’ Representative reasonably informed of the progress of such Tax Proceeding and (ii) Buyer shall not settle such Tax Proceeding to the extent that it relates to a Breach Matter without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld. With respect to any Tax Proceeding relating to Breach Matters that Sellers have the right to control pursuant to this Section 11.5(c), Sellers’ Representative shall have the full right to handle, defend, conduct and control such Tax Proceeding; provided that Sellers’ Representative shall keep Buyer reasonably informed of the progress of such Tax Proceeding. Seller also shall have the right to compromise and settle such Tax Proceeding that it has authority to control pursuant to this Section 11.5(c), subject to Buyer’s prior written consent, which shall not be unreasonably withheld.
(i)    With respect to any Tax Proceeding (other than a Tax Proceeding to which Section 11.5(c) is applicable) with respect to any Straddle Period, Sellers shall be entitled to participate at their expense in the defense of any claim for Taxes for such Straddle Period and, with the written consent of Buyer, which consent shall not be unreasonably withheld, and at Sellers’ sole expense, may assume the entire defense of such Tax claim, subject to Buyer’s participation at its expense. Neither Buyer nor Sellers, as applicable, shall be entitled to settle any Tax Proceeding with respect to any Straddle Period described in this Section 11.5(d) without the prior written consent of Sellers’ Representative or Buyer, as applicable, which consent shall not be unreasonably withheld.

11.6	TAX SHARING AGREEMENTS.
Any Tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into by Sellers or any of their respective Affiliates and the Company or its Subsidiary shall be terminated as to the Company and its Subsidiary as of the Closing Date, and no payments which are owed by or to the Company or its Subsidiary pursuant thereto shall be made thereunder.

11.7	ASSISTANCE AND COOPERATION.
After the Closing Date, each Seller and Buyer shall (and shall cause their respective Affiliates to):
(c)    assist the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Article 11;
(d)    cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company and its Subsidiary;

(e)    make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company and its Subsidiary, provided, however, that Buyer shall have no obligation to make available to Sellers such information, records, and documents that relate to taxable periods beginning after the Closing Date;
(f)    provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company or its Subsidiary for taxable periods for which the other may have a liability under this Article 11;
(g)    furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period; and
(h)    cooperate with and assist the other in obtaining any refund that Buyer or Sellers reasonably believe should be available, including, without limitation, through the filing of appropriate forms with the applicable taxing authorities.

11.8	RETENTION OF RECORDS.
Buyer will cause the Company to retain any records relevant to the determination of Tax liabilities of the Company for taxable periods ending on or prior to the Closing Date and for Straddle Periods for a period of not less than ten (10) years following the Closing Date; provided, however, that Buyer may dispose of such records prior to that time with the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld.

11.9	SELLERS NOT FOREIGN PERSONS.
At the Closing, each Seller shall deliver to Buyer an affidavit of such Seller, in a form reasonably satisfactory to Buyer, stating under penalties of perjury of such Seller’s U.S. taxpayer identification number and that such Seller is not a foreign person under Treasury Regulations Section 1.1445-2(b)(2).

11.10	OTHER.
(a)    In the event either Sellers or Buyer breaches any obligation imposed on it under this Article 11, such breaching party shall indemnify the other party for all losses, liabilities, damages or expenses incurred by that other party as a result of that breach.
(b)    Buyer and Sellers shall mutually cooperate in causing to be prepared and filed a request for extension of time under Treasury Regulations Section 301.9100-3 (“9100 Relief Request”) for the filing of Form 8023 (Elections Under Section 338 for Corporations Making

Qualified Stock Purchases) with respect to the acquisition of CyberCoders, Inc. by the Company. Prior to the Closing Date or as soon as reasonably practicable thereafter, Sellers (i) shall prepare and file or cause to be prepared and filed, at the Sellers’ expense, the 9100 Relief Request, and (ii) shall use their reasonable best efforts to obtain the Internal Revenue Service’s approval of the 9100 Relief Request as soon as reasonably practicable. Prior to filing the 9100 Relief Request and any additional documentation related to such request (“Additional Documents”), Sellers shall submit a copy of such request or Additional Documents to Buyer for Buyer’s review and comment, and Sellers shall in good faith seek to incorporate Buyer’s reasonable comments in such request or Additional Documents; provided that Buyer delivers such comments no later than two (2) Business Days after receipt by Buyer of such request or Additional Documents. Sellers shall keep Buyer informed with respect to the status of any such request received after the Closing and shall forward copies of any correspondence or other documentation received from the Internal Revenue Service promptly upon receipt thereof. Buyer shall cause the Company to cooperate with Sellers following the Closing with respect to the preparation, filing, and pursuit of the 9100 Relief Request, including by providing documentation and such other assistance as Sellers may reasonably request.
(c)    It is the intention of the parties that the provisions of this Article 11 shall exclusively govern all matters relating to Taxes with respect to the Company and its Subsidiary as between the Buyer and its Affiliates (including the Company and its Subsidiary following the Closing) and the Sellers and their Affiliates, and that the provisions of this Article 11 shall exclusively govern the determination and administration of all claims between them relating to such Tax matters.
(d)    Notwithstanding any other provisions of this Agreement, (i) the obligations of the parties set forth in this Article 11 shall be unconditional and absolute and (ii) any amounts held in the Escrow Account shall be first used to meet any obligations of Sellers (indemnity or otherwise) under this Article 11. For the avoidance of doubt, there shall not be any duplicative payments of indemnities by Sellers or Buyer under this Article 11 or otherwise under this Agreement.
(e)    Notwithstanding anything to the contrary in this Agreement, the obligation of Sellers under this Article 11 shall not be subject to a deductible, threshold or similar concept and shall be unlimited in amount.
ARTICLE 12
MISCELLANEOUS

12.1	TERMINATION.
This Agreement may be terminated:

(j)    At any time on or prior to the Closing Date, by the mutual consent in writing of the parties hereto;
(k)    At any time on or prior to the Closing Date, by Buyer in writing, if Sellers or the Company have, or by Sellers in writing, if Buyer has, breached (i) any covenant or agreement contained herein in any material respect or (ii) any representation or warranty contained herein and such breach would constitute a failure to satisfy the condition contained in Section 7.1 or Section 8.1, as applicable, and in either case if such breach is not curable or, if curable, has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date; provided, however, that a party shall not have the right to terminate this Agreement pursuant to this Section 12(b) if such party is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;
(l)    At any time, by either party hereto in writing, if (i) any governmental or regulatory agency which must grant a Permit, consent, approval or waiver contemplated by Section 7.2 or 8.2 has denied such Permit, consent, approval or waiver and such denial has become final and nonappealable or (ii) any governmental or regulatory agency of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or
(m)    By either party hereto in writing, if the Closing Date has not occurred by the close of business on December 31, 2013, unless the failure of the Closing Date to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein.

12.2	EFFECT OF TERMINATION.
In the event this Agreement is terminated pursuant to Section 12.1 hereof, this Agreement shall become void and have no effect (except that the provisions relating to expenses and publicity set forth in Sections 12.5 and 12.17 shall survive any such termination) without any liability whatsoever of any party hereto; provided that no such termination of this Agreement shall relieve any party of its liability to the other parties with respect to any fraud or intentional misrepresentation of such party prior to such termination.

12.3	ASSIGNMENT.
Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other; PROVIDED that Buyer may assign this Agreement and any rights and obligations hereunder to any Affiliate without the consent of Sellers; provided, that no such assignment shall relieve Buyer of any of its obligations hereunder.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or obligation hereunder except for the rights of the Buyer Indemnified Parties and the Seller Indemnified Parties hereunder.

12.4	NOTICES.
Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered in person or by courier, telegraphed, telexed or by facsimile transmission or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged), as follows:

If to Buyer:	On Assignment, Inc. 26745 Malibu Hills Road Calabasas, CA 91301 Attn: General Counsel Telecopy: (818) 880-0056
With copies to:	Latham & Watkins LLP 355 South Grand Avenue Los Angeles, California 90071 Attn: Steven B. Stokdyk Telecopy: (213) 891-8763
If to Sellers:	Heidi Golledge 11 Thornhill Ladera Ranch, CA 92694
With copies to:	Riordan, Lewis & Haden 18300 Von Karman Ave., Suite 730 Irvine, California 92612 Attn: Murray E. Rudin Telecopy: (949) 428-2210
With copies to:	Rutan &Tucker, LLP 611 Anton Blvd., Suite 1400 Costa Mesa, CA 92626 Attn: George Wall Telecopy: (714) 546-9035
If to Sellers’ Representative:	Riordan, Lewis & Haden 18300 Von Karman Ave., Suite 730 Irvine, California 92612 Attn: Murray E. Rudin Telecopy: (949) 428-2210
With copies to:	Rutan &Tucker, LLP 611 Anton Blvd., Suite 1400 Costa Mesa, CA 92626 Attn: George Wall Telecopy: (714) 546-9035

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

12.5	PRESS RELEASES OR PUBLIC ANNOUNCEMENTS.
Neither party shall issue any press release or make any public announcement or other disclosure relating to the existence or subject matter of this Agreement without the prior written consent of the other party; provided, however, that any party may make any public announcement or disclosure concerning its publicly-traded securities it believes in good faith is required by applicable Law, any listing or trading agreement, or the rules and regulations of any applicable securities exchange (in which case the disclosing party will use its reasonable best efforts to advise the other party prior to making the disclosure), including but not limited to the filing by Buyer of a Current Report on Form 8-K (the “Buyer 8-K”) to report execution of this Agreement. In connection with the preparation of the Buyer 8-K, Sellers shall, upon request by Buyer, furnish Buyer with all information as may be reasonably necessary or advisable in connection with the transactions contemplated by this Agreement. At or after the execution of this Agreement, Sellers and Buyer shall jointly issue a public announcement and/or press release and/or other disclosure, as shall be mutually agreed, of the transactions contemplated by this Agreement. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.

12.6	ENTIRE AGREEMENT.
This Agreement, together with all exhibits and schedules hereto (including without limitation the Disclosure Schedules), constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

12.7	COUNTERPARTS.
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.8	HEADINGS.

The headings of the Articles, Sections, Exhibits and Disclosure Schedules herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

12.9	FACSIMILE OR EMAIL SIGNATURES.
Delivery by facsimile or email to counsel for the other party shall be deemed to meet the requirements of Section 12.4 of this Agreement.

12.10	DISCLOSURE SCHEDULES.
Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Disclosure Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material or that such item has had or is reasonably likely to result in a material adverse effect with respect to the disclosing party, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or in any Disclosure Schedule is or is not material or that such item has had or is reasonably likely to result in a material adverse effect with respect to the disclosing party for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Disclosure Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business. Seller shall at the Closing, by notice in accordance with the terms of this Agreement, supplement, amend or create any Disclosure Schedule in order to add information or correct previously supplied information. No such amendment shall be evidence, in and of itself, that the representations and warranties in the corresponding section are no longer true and correct in all material respects; provided, however, that no supplemental, amended or additional Disclosure Schedule shall affect the representations, warranties, covenants or agreements of Seller set forth in this Agreement or be deemed to cure any breach for purposes of this Agreement.

12.11	SELLERS’ REPRESENTATIVE.
Each Seller by executing this Agreement hereby irrevocably constitutes and appoints Riordan, Lewis & Haden, Inc., a California corporation, as Sellers’ Representative, with full power and authority to act in the name of and for and on behalf of such Seller with respect to all matters arising in connection with, or related to, this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby. Each Seller hereby appoints Sellers’ Representative as (i) the agent and true and lawful attorney-in-fact of such Seller, with full power of substitution, and with full capacity and authority in its sole discretion, to act in the name of and for and on behalf of such Seller in connection with all matters arising out of, resulting from, contemplated by or related or incident to this Agreement and the Escrow Agreement, and (ii) the agent for service of process for such Seller, and such Seller hereby irrevocably consents to the service of any and all process in any action or proceeding arising out of or relating to this Agreement by the delivery of such process to Sellers’ Representative. Without limiting the generality of the foregoing, the power of Sellers’ Representative shall include the power to represent such Seller with respect to all aspects of this Agreement and the Escrow Agreement, which power shall include the power to (i) receive any payment or transfer of funds to be made pursuant to this Agreement on behalf of such Seller, (ii) waive any and all conditions of this Agreement, (iii) amend, modify or supplement this Agreement in any respect, (iv) defend, negotiate or settle any claims or actions for indemnity pursuant to Article 10, (v) retain legal counsel or accountants and be reimbursed by the Sellers for all fees, expenses and other charges of such legal counsel or accountants, (vi) receive notices or other communications, (vii) deliver any notices, certificates or other documents required hereunder, (viii) take all such other action and to do all such other things as Sellers’ Representative deems necessary, appropriate, desirable or advisable with respect to this Agreement and the Escrow Agreement and (ix) perform its obligations as set forth in, and in accordance with, this Agreement and the Escrow Agreement. Each Seller agrees that Buyer and its Affiliates shall have the absolute right and authority to rely upon the acts taken or omitted to be taken by Sellers’ Representative on behalf of the Sellers and shall have no liability with respect thereto, and none of Buyer or any of its Affiliates shall have any duty to inquire as to the acts and omissions of Sellers’ Representative, and by approval of the transactions contemplated by this Agreement the Sellers waive any claim arising out of, or right to object to, any action taken by Buyer or any of its Affiliates in reliance upon the acts taken or omitted to be taken by the Sellers’ Representative. Each Seller agrees that all deliveries by Buyer, including any payment of funds under Article 2, to Sellers’ Representative shall be deemed deliveries to the Sellers; Buyer shall not have any liability with respect to any aspect of the distribution or communication of such deliveries between Sellers’ Representative and any Seller; and any disclosure made to Sellers’ Representative by or on behalf of Buyer shall be deemed to be a disclosure made to each Seller. Each Seller that makes a claim against Buyer alleging the lack of authority of Sellers’ Representative shall indemnify Buyer and its Affiliates for any damages suffered, including reasonable attorneys’ fees and other costs, as a result of Buyer’s good faith reliance on the acts or omissions of Sellers’ Representative. Each Seller agrees that any payment made by or on behalf of Buyer to Sellers’ Representative on a Seller’s behalf shall be deemed a direct payment to a Seller, and no Seller shall have any recourse against Buyer or any of its Affiliates in the event that such payment is not delivered to such Seller by Sellers’ Representative for any reason. In the event the Sellers’ Representative refuses to, or is no longer capable of, serving as Sellers’ Representative hereunder, the Sellers shall promptly appoint a successor Sellers’ Representative who shall thereafter be a successor Sellers’ Representative hereunder, and Sellers’ Representative shall serve until such successor is duly appointed and qualified to act hereunder.

12.12	INTENTIONALLY OMITTED.

12.13	DISCLAIMER OF WARRANTIES.
EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, SELLERS ARE SELLING THE PURCHASED SHARES (AND THE BUSINESS AND ASSETS OF THE COMPANY REPRESENTED THEREBY) ON AN “AS IS, WHERE IS” BASIS AND SELLERS DISCLAIM ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES WHETHER EXPRESS OR IMPLIED. SELLERS MAKE NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. In furtherance of the foregoing, Buyer understands that any cost estimates, projections or other predictions which have been provided to Buyer by or on behalf of Sellers are not and shall not be deemed to be representations or warranties of Sellers. Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such estimates, projections and other predictions, (ii) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other predictions so furnished to it, and (iii) under no circumstances shall Buyer have any claim against Sellers or any of their respective Affiliates, agents or representatives with respect thereto, absent fraud or intentional misrepresentation.

12.14	GOVERNING LAW.
This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of California without giving effect to any choice or conflict of Law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California.

12.15	AMENDMENTS, MODIFICATIONS AND WAIVERS.
No amendment, modification or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers’ Representative. No waiver by either party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.16	SEVERABILITY.
In the event that any provision of this Agreement, or the application thereof, or any other instrument referred to herein becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement or any other instrument referred to herein will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.17	EXPENSES.
Except as otherwise provided in this Agreement, each of the parties will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the negotiation, execution and delivery of this Agreement and all documents related hereto and any expenses related to the due diligence investigation.

12.18	CONSTRUCTION.
Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

12.19	INCORPORATION OF EXHIBITS AND SCHEDULES.
The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

12.20	SPECIFIC PERFORMANCE.
Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the party and the matter (subject to the provisions set forth in Section 12.21 below), in addition to any other remedy to which they may be entitled, at law or in equity.

12.21	DISPUTE RESOLUTION.
Except as otherwise provided in this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be submitted to JAMS (or any alternative organization jointly selected by the parties) for mediation by Buyer or the Sellers’ Representative, as the case may be, upon providing a written request for mediation to JAMS and the other party setting forth the subject of the controversy or claim and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutrals and scheduling the mediation proceedings, the cost of which will be borne equally by the parties. If the controversy or claim has not been resolved following the mediation, the matter shall be settled by arbitration in Orange County, California.
(a)    Order of Reference. Subject to the foregoing, the parties hereto agree that the State Courts located in Orange County, California (“Court”) shall have exclusive jurisdiction over any Action (as hereinafter defined) and the parties hereby consent to the exercise of personal jurisdiction over them by the Court for purposes of resolving the Action. Any party may file a complaint with the Court, and in no other court, and any party may, within sixty (60) days of the filing of the complaint (in the case of the filing party) or within sixty (60) days of the service of the complaint (in the case of the non-filing party) (the “Notice Period”), give the other parties written notice of the notifying party’s intent to apply to the Court to appoint a referee pursuant to the provisions of California Code of Civil Procedure Section 638(1) (the “Reference Notice”). The failure of any party to deliver the Reference Notice within the Notice Period or to actually seek the appointment of a referee within thirty (30) days after expiration of the Notice Period shall be deemed a waiver by that party (but not any other party) of the right to seek the appointment of a referee. Following any party’s timely delivery of a Reference Notice, the Action shall be referred promptly by the Court (1) upon joint application of the parties, to a retired judge or justice from the panel members of JAMS stipulated by the parties within five (5) business days of the delivery of the notifying party’s notice described above; or (2) if the parties have not so stipulated, upon the timely ex parte application of any party, to any retired judge or justice from such panel; to try all of the issues including all pre-trial and post-trial hearings, motions and matters of any kind whether of fact or of law and report a statement of decision thereon which shall stand as a decision of the Court. The referee shall have all the powers of a regular sitting Superior Court judge including without limitation the power to impose sanctions and to hold in contempt. Discovery shall be permitted in accordance with law and must be completed no later than ten (10) calendar days prior to the date first set for trial. A court reporter at the trial may be requested by any party. The trial must commence within ninety (90) calendar days of the date of appointment of the referee. Should JAMS, or a successor of JAMS, not be in existence at the time an Action arises, the parties agree to jointly select in good faith an alternate organization offering at that time services substantially similar to those now offered by JAMS and, when so selected, such alternate organization shall be substituted for JAMS wherever JAMS is referred to herein.
(b)    Power and Authority of Arbitrator. The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law.
(c)    Governing Law. All questions in respect of procedure to be followed in conducting the arbitration as well as the enforceability of this Agreement to arbitrate which may be resolved by state law shall be resolved according to the law of the state of California. Any action brought to enforce the provisions of this Section shall be brought in the Orange County Superior Court.
(d)    Costs. The costs of the arbitration, including any JAMS administration fee, and arbitrator’s fee, and costs of the use of facilities during the hearings, shall be borne equally by the parties in the first instance. Upon issuance of an award, costs shall be awarded to the prevailing party.
(e)    Attorneys’ Fees. If a party to this Agreement shall bring any action, suit, counterclaim, appeal, arbitration, or mediation for any relief against the other parties, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (referred to herein as an “Action”), the non-prevailing party in such Action shall pay to the prevailing party in such Action a reasonable sum for the prevailing party’s attorneys’ fees and expenses (at the prevailing party’s attorneys’ then-current rates, as increased from time to time by the giving of advance written notice by such counsel to such party) incurred in prosecuting or defending such Action and/or enforcing any judgment, order, ruling or award (referred to herein as a “Decision”), granted therein, all of which shall be deemed to have accrued from the commencement of such Action, and shall be paid whether or not such Action is prosecuted to a Decision. Any Decision entered into in such Action shall contain a specific provision providing for the recovery of attorneys’ fees and expenses incurred in enforcing such Decision. The court or arbitrator may fix the amount of reasonable attorneys’ fees and expenses upon the request of any party. For purposes of this Section, attorneys’ fees shall include, without limitation, fees incurred in connection with (1) postjudgment motions and collection actions, (2) contempt proceedings, (3) garnishment, levy and debtor and third party examination, (4) discovery and (5) bankruptcy litigation.
(f)    Submission to Jurisdiction. Subject to Section 12.21(a) above, each of the parties submits to the exclusive jurisdiction of any superior court sitting in the State of California, County of Orange, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other party with respect thereto. Either party may make service on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices set forth in this Agreement. Nothing in this Section 12.21(f), however, shall affect the right of either party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.
(g)    Waiver of Trial by Jury. IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.
[signature page to follow on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.

SELLERS:
/s/ Heidi Golledge
Heidi Golledge

/s/ Virginia R. Robinson
Virginia R. Robinson as Trustee of the Heidi Hearts You Irrevocable Trust FBO Madison B. Golledge Dtd 12/20/12

/s/ Virginia R. Robinson
Virginia R. Robinson as Trustee of the Heidi Hearts You Irrevocable Trust FBO Lauren N. Golledge Dtd 12/20/12

/s/ Robert Rodin
Robert Rodin, as Trustee of the Rodin Trust Dated March 21, 2003

/s/ Deborah Obot–Rodin
Deborah Obot–Rodin, as Trustee of the Rodin Trust Dated March 21, 2003

/s/ Matt Miller
Matt Miller
RLH INVESTORS II, L.P.

By: RIORDAN, LEWIS & HADEN II, LLC
Its: General Partner

By:  /s/ Murray E. Rudin
Murray E. Rudin, Managing Member

RLH II – RJR MS, L.P.

By: RIORDAN, LEWIS & HADEN II, LLC,
Its: General Partner

By:  /s/ Murray E. Rudin
Murray E. Rudin, Managing Member

BUYER:	On Assignment, Inc., a Delaware corporation By: /s/ Peter T. Dameris Name: Peter T. Dameris Its: President and Chief Executive Officer
SELLERS’ REPRESENTATIVE:	Riordan, Lewis & Haden, Inc., a California corporation By: /s/ Murray Rudin Name: Murray Rudin Its: Vice President

[Signature page to Stock Purchase Agreement]

Schedule 2.7(a)
Earnout Examples

	Example 1	Example 2	Example 3	Example 4

PPFR in 2014 Earnout Period	68,000,000	76,000,000	82,000,000	82,500,000
2014 Earnout EBITDA	136,000,000	152,000,000	16,400,000	16,500,000
2014 Earnout Amount	—	1,000,000	5,000,000	5,000,000

PPFR in 2015 Earnout Period	81,000,000	87,000,000	90,000,000	85,000,000
2015 Earnout EBITDA	16,200,000	17,400,000	18,000,000	17,000,000
2015 Earnout Amount	6,000,000	10,000,000	6,000,000	6,000,000

PPFR = Permanent Placement Fee Revenue

Schedule 9.3(a)
Persons Subject to Non-Compete

Heidi Golledge
Matt Miller

EXHIBIT A
CyberCoders Holdings, Inc. Shareholders

Seller	Common Shares	Pro Rata Percentage*
Heidi Golledge	21,800,000
Heidi Hearts You Irrevocable Trust FBO Lauren N. Golledge	3,500,000
Heidi Hearts You Irrevocable Trust FBO Madison B. Golledge	3,500,000
Rodin Trust dated March 21, 2003	1,040,328
RLH Investors II, LP	33,209,440 + Shares issued upon exercise of Warrant No. IRR-3*
RLH II - RJR MS, LP	1,990,560 + Shares issued upon exercise of Warrant No. IRR-4*
Matt Miller	4,314,880 + Shares issued upon exercise of options*
*To be determined immediately prior to Closing.

EXHIBIT A

EXHIBIT B
Escrow Agreement
(to be attached)

EXHIBIT B

EXHIBITS C-1-C-3
Employment Agreements
(to be attached)

EXHIBIT C

EXHIBIT D
Form of Restricted Stock Unit Award Agreement

EXHIBIT D